EXHIBIT 10.1
EXECUTION VERSION

CREDIT AGREEMENT1

dated as of

January 3, 2022

among

RALPH LAUREN CORPORATION, RL FINANCE B.V., RALPH LAUREN EUROPE SÀRL and RALPH LAUREN ASIA PACIFIC LIMITED,
as Borrowers,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Syndication Agent

and

WELLS FARGO BANK, N.A., HSBC BANK USA, N.A., ING BANK N.V., DUBLIN BRANCH, and DEUTSCHE BANK SECURITIES INC.,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A. and
BOFA SECURITIES, INC.,
as Bookrunners and Lead Arrangers

______________________________
1 Conformed to reflect the changes contemplated by the Second Amendment, dated as of January 3, 2022.
1

Table of Contents

SCHEDULES:
Schedule 2.01 -- Commitments and Letter of Credit Commitments
Schedule 2.04 -- Existing Letters of Credit
Schedule 3.12 -- Subsidiary Guarantors
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.05 -- Existing Investments

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Loan Parties’ Counsel
Exhibit C -- Form of Guarantee Agreement
Exhibit D-1 -- Form of New Lender Supplement
Exhibit D-2 -- Form of Commitment Increase Supplement
Exhibit E-1 -- Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-2 -- Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-3 -- Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-4 -- Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AGREEMENT, dated as of August 12, 2019 (this “Agreement”), as amended by the First Amendment, among RALPH LAUREN CORPORATION, RL FINANCE B.V., RALPH LAUREN EUROPE SÀRL, RALPH LAUREN ASIA PACIFIC LIMITED, the LENDERS party hereto, BANK OF AMERICA, N.A., as Syndication Agent, WELLS FARGO BANK, N.A., HSBC BANK USA, N.A., ING BANK N.V., DUBLIN BRANCH and DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:
ARTICLE I

Definitions

SECTION 1.01.      Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“364-Day Credit Agreement” means the 364-Day Credit Agreement, dated as of May 26, 2020, among the Parent Borrower, the Subsidiary Borrowers, JPMorgan Chase Bank, N.A., as administrative agent and the other parties party thereto, as in effect on the First Amendment Effective Date.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. Only Loans denominated in dollars may be ABR Loans.
“Additional Commitment Lender” has the meaning assigned to such term in Section 2.20(d).
“Additional Specified Stimulus Indebtedness” means senior unsecured or subordinated Indebtedness incurred pursuant to a credit or financial support program of or backed by a Governmental Authority with the intent to mitigate through liquidity or other financial relief the impact of the Coronavirus pandemic on the business and operations of the Parent Borrower and its Subsidiaries; provided that (i) the aggregate principal amount of all such Additional Specified Stimulus Indebtedness shall not exceed $100,000,000, (ii) such Additional Specified Stimulus Indebtedness shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) both immediately before and immediately after the incurrence of such Additional Specified Stimulus Indebtedness, no Event of Default shall have occurred and be continuing on the date such Additional Specified Stimulus Indebtedness is incurred, (iv) the covenants and events of default applicable to such Additional Specified Stimulus Indebtedness (taken as a whole) shall be reflective of market terms and conditions for the type of Indebtedness incurred or issued pursuant to the applicable credit or financial support program at the time of issuance or incurrence thereof (as determined by the Parent Borrower in good faith) and (v) such Indebtedness shall be incurred during the Specified Period.
“Additional Specified Notes Indebtedness” means one or more series of senior unsecured notes or subordinated notes, in the case of securities, whether issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or otherwise, which Indebtedness is issued or incurred by a Loan Party pursuant to an indenture, note purchase agreement or otherwise; provided that (i) such Additional Specified Notes Indebtedness shall not be subject to any Guarantee by any Person other than a Loan Party, (ii) both immediately before and immediately after the incurrence of such Additional Specified Notes Indebtedness, no Event of Default shall have occurred and be continuing on the date such Additional Specified Notes Indebtedness is incurred, (iii) the aggregate amount of Additional Specified Notes Indebtedness that matures earlier than the date that is 91 days after the Maturity Date shall not exceed $500,000,000, (iv) the covenants and events of default applicable to such Additional Specified Notes Indebtedness (taken as a whole) shall be reflective of market terms and conditions for the type of Indebtedness incurred or issued at the time of issuance or incurrence thereof (as determined by the Parent Borrower in good faith) and (v) such Indebtedness shall be incurred during the Specified Period.
“Adjusted Debt” means, for any date, for the Parent Borrower and its Subsidiaries, all Indebtedness plus all Operating Lease Obligations (in each case, computed on a consolidated basis) outstanding on such date.
“Adjusted EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted LIBO Rate” means, (i) with respect to any Eurocurrency Borrowing for any applicable currency (other than as described in clauses (ii) or (iii) below) and for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euros and with respect to any Interest Period, the Adjusted EURIBOR Rate and (iii) with respect to any Eurocurrency Borrowing denominated in Yen, the Adjusted TIBOR Rate.
“Adjusted TIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Lenders hereunder, together with any non-U.S. Affiliate of JPMorgan, to the extent that JPMorgan determines that it is necessary or appropriate to use such non-U.S. Affiliate in acting as administrative agent hereunder. Any obligations owed by any Borrower to the Administrative Agent hereunder shall be owed solely to JPMorgan, and not to any Affiliate of JPMorgan, unless such Borrower otherwise agrees in writing.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 10.01(d).
“Agreement Currency” has the meaning assigned to such term in Section 10.13(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.
“Alternative Currency” means (a) Euros, Hong Kong Dollars and Yen and (b) any other currency (other than dollars) that is freely available, freely transferable and freely convertible into dollars, provided that such currency is reasonably acceptable to the Administrative Agent, the Lenders and, in the case of an Alternative Currency Letter of Credit, the applicable Issuing Bank.
“Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent, calculated in accordance with Section 1.05, of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent, calculated in each case using the Exchange Rate at the time the applicable LC Disbursement is made, of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
“Ancillary Document” has the meaning assigned to such term in Section 10.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that for purposes of Section 2.19 “Applicable Percentage” shall mean the percentage of the total Commitment (disregarding any Defaulting Lender’s Commitment) represented by each Lender’s Commitment. If the Commitments have terminated or expired, “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the aggregate principal amount of the Revolving Credit

Exposure represented by the aggregate outstanding principal amount of such Lender’s Revolving Credit Exposure.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, any ABR Loan or with respect to the commitment fees payable hereunder, or with respect to the Applicable Commercial Letter of Credit Rate, or with respect to the Applicable Standby Letter of Credit Rate, as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate” or “Applicable Commercial Letter of Credit Rate” or “Applicable Standby Letter of Credit Rate”, as the case may be, (x) on and after the First Amendment Effective Date until the Ratings-Based Pricing Toggle Date, as set forth below:

Eurocurrency Spread	ABR Spread	Commitment Fee Rate	Applicable Standby Letter of Credit Rate	Applicable Commercial Letter of Credit Rate
187.50	87.50	25.00	187.50	93.75

and (y) on and after the Ratings-Based Pricing Toggle Date, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Level	Index Debt Ratings	Eurocurrency Spread	Commitment Fee Rate	Applicable Standby Letter of Credit Rate	Applicable Commercial Letter of Credit Rate
Level I	≥ AA- by S&P or Aa3 by Moody’s	50.00	4.00	50.00	25.00
Level II	A+ by S&P or A1 by Moody’s and not Level I	62.50	5.00	62.50	31.25
Level III	A by S&P or A2 by Moody’s and not Level I or II	75.00	6.50	75.00	37.50
Level IV	A- by S&P or A3 by Moody’s and not Level I, II or III	87.50	9.00	87.50	43.75
Level V	< A- by S&P or A3 by Moody’s	100.00	10.00	100.00	50.00

For purposes of the foregoing, (i) if both Moody’s and S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the next-to-last sentence of this definition), then such rating agency shall be deemed to have established a rating for the Index Debt in Level V; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index

Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Parent Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies, and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. If either (but not both) of Moody’s and S&P shall cease to have in effect a rating (whether as a result of such agency ceasing to be in the business of rating corporate debt obligations or otherwise), the Applicable Rate shall be determined by reference to the rating of the other rating agency.
“Approved Fund” has the meaning assigned to such term in Section 10.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Commitment” means, as to any Lender at any date of determination, an amount in dollars equal to the excess, if any, of (a) the amount of such Lender’s Commitment in effect on such date over (b) the Revolving Credit Exposure of such Lender on such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United
Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Regulation” has the meaning assigned to such term in Section 3.13.
“Borrower” means, as applicable, the Parent Borrower or the applicable Subsidiary Borrower.
“Borrower Qualified Keepwell Provider” means any Qualified Keepwell Provider that is a Borrower.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Parent Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in dollar deposits or deposits in the applicable Alternative Currency in the London interbank market, (ii) in the case of a Eurocurrency Loan denominated in Euros, any day that is not a TARGET Day or (iii) in the case of a Eurocurrency Loan denominated in an Alternative Currency other than Euro (including Yen), any day on which banks are not open for dealings in such Alternative Currency in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency.
“Cash Pooling Arrangements” means physical and notional cash pooling arrangements entered into in the ordinary course of business among the Parent Borrower and/or its Subsidiaries to provide cash management services, including treasury, depository, electronic funds transfer and other cash management arrangements.

“Change in Control” means the occurrence of any of the following:

(i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Parent Borrower to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (“Act”)) other than Permitted Holders (as defined below);

(ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the issued and outstanding Voting Stock of the Parent Borrower, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Parent Borrower or (II) any acquisition by one or more of the Permitted Holders; or

(iii) during any period of 12 consecutive months, Present Directors and/or New Directors (as such terms are defined below) cease for any reason to constitute a majority of the Parent Borrower’s board of directors; or

(iv) the Parent Borrower ceases to beneficially own, directly or indirectly, and control, directly or indirectly, 100% of the issued and outstanding Equity Interests of any Subsidiary Borrower (including, without limitation, by means of any third party claiming a better right in the Equity Interests of a Swiss Borrower before a court in Switzerland).

The following terms have the meanings indicated: “Permitted Holders” shall mean, as of the date of determination: (A) any and all of Ralph Lauren (an individual), his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the “Lauren Group”); and (B) any trust established and maintained primarily for the benefit of any member of the Lauren Group and any entity controlled by any member of the Lauren Group. “Present Directors” shall mean individuals who on the Effective Date are members of the Parent Borrower’s board of directors. “New Directors” shall mean any directors of the board of directors of the Parent Borrower whose election as of or following the Effective Date by the Parent Borrower’s board of directors or whose nomination for election by the shareholders of the Parent Borrower was approved by a vote of a majority of the directors of the board of directors of the Parent Borrower who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Parent Borrower’s board of directors.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change after the date of this Agreement in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any office of such Lender from or at which Loans and/or Letters of Credit are made or issued, or are booked, as the case may be, in accordance with the terms of this Agreement) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case in clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Co-Documentation Agents” means Wells Fargo Bank, N.A., HSBC Bank USA N.A., ING Bank N.V., Dublin Branch, and Deutsche Bank Securities Inc., each in its capacity as co-documentation agents and its successors in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” means a commercial documentary letter of credit issued by an Issuing Bank for the account of the Parent Borrower or jointly and severally for the account of the Parent Borrower and any of its Subsidiaries for the purchase of goods in the ordinary course of business.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or (c) increased from time to time pursuant to Section 2.01(b), provided that, at the Parent Borrower’s election, up to $500,000,000 of the Lenders’ commitments hereunder may be denominated in an Alternative Currency. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the New Lender Supplement pursuant to which such Lender shall become a party hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $500,000,000.
“Commitment Increase Supplement” means a supplement to this Agreement substantially in the form of Exhibit D-2.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 10.01(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDAR” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses (including any noncash impairment of assets, and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and including non-cash charges arising from the application of Statement of Financial Accounting Standards No. 142 (or the corresponding Accounting Standards Codification Topic, as applicable)), (f) Consolidated Lease Expense, (g) charges incurred during such period in connection with restructuring or reorganization changes, including without limitation post-closing restructuring, reorganization and/or integration charges or costs, and (h) non-recurring fees and expenses relating to Permitted Acquisitions or other acquisitions of property or a series of related acquisitions of property, provided that for purposes of clause (g) and this clause (h) the aggregate amount of such charges, fees and expenses shall not exceed in any rolling four quarter period an amount equal to 20% of Consolidated EBITDAR for such period and minus, (x) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) income tax credits (to the extent not netted from income tax expense) and (y) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; provided, that for the purposes of determining the Consolidated Leverage Ratio of the Parent Borrower as set forth in Section 6.07 (A) for the four fiscal quarter period ending September 28, 2019, Consolidated EBITDAR shall be deemed to equal Consolidated EBITDAR for the two fiscal quarters ending September 28, 2019 multiplied by 2 and (B) for the four fiscal quarter period ending December 28, 2019, Consolidated EBITDAR shall be deemed to equal Consolidated EBITDAR for the three fiscal quarters ending December 28, 2019 multiplied by 4/3.
For the purposes of calculating Consolidated EBITDAR for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDAR for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDAR (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAR (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDAR for such Reference Period shall be calculated after giving pro forma effect thereto (taking into account (A) such cost savings as may be determined by the Parent Borrower in a manner consistent with the evaluation performed by the Parent Borrower in deciding to make such Material Acquisition, as presented to the Parent Borrower’s board of directors, provided that the Parent Borrower may take into account such cost savings only if it in good faith determines on the date of calculation that it is reasonable to expect that such cost savings will be implemented within 120 days following the date of such Material Acquisition (or in the case of any calculation made subsequent to such 120th day, that such cost savings have, in fact, been implemented) and (B) all transactions that are directly related to such Material Acquisition and are entered into in connection and substantially contemporaneously therewith) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or other assets or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all of a business or operating unit of a business, (ii) all or substantially all of the common stock or other Equity Interests of a Person, (iii) in any case where clauses (i) and (ii) above are inapplicable, the rights of any licensee (including by means of the termination of such licensee’s rights under such license) under a trademark license to such licensee from the Parent Borrower or any of its Affiliates (the “Acquired Rights”) or (iv) the acquisitions and licenses of intellectual property by the Parent Borrower and its Subsidiaries, and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of $25,000,000; “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $25,000,000. In making any calculation pursuant to this paragraph with respect to a Material Acquisition of a Person, business or rights for which quarterly financial statements are not available, the Parent Borrower shall base such calculation on the financial statements of such Person, business or rights for the then most recently completed period of 12 consecutive calendar months for which such financial statements are available and shall deem the contribution of such Person, business or rights to Consolidated EBITDAR for the period from the beginning of the applicable Reference Period to the date of such Material Acquisition to be equal to the product of (x) the number of days in such period divided by 365 multiplied by (y) the amount of Consolidated EBITDAR of such Person, business or rights for the 12-month period referred to above (calculated on the basis set forth in this definition). In making any calculation pursuant to this paragraph in connection with an acquisition of Acquired Rights to be followed by the granting of a new license of such Acquired Rights (or any rights derivative therefrom), effect may be given to such grant of such new license (as if it had occurred on the date of such acquisition) if, and only if, the Parent Borrower in good faith determines on the date of such calculation that it is reasonable to expect that such grant will be completed within 120 days following the date of such acquisition (or in the case of any calculation made subsequent to such 120th day, that such grant has, in fact, been completed).
“Consolidated Lease Expense” means, for any period, the aggregate “operating lease cost” (as such amount is determined in accordance with GAAP) included in the income statement reported in the Parent Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 29, 2019 (and for fiscal periods reported thereafter), associated with Operating Lease Obligations of the Parent Borrower and its Subsidiaries for each Operating Lease outstanding during such period. Such amount does not incorporate or include any amounts payable under the Finance Leases of the Parent Borrower and its Subsidiaries.
“Consolidated Leverage Ratio” means on the last day of any Fiscal Quarter, the ratio of (a) Adjusted Debt on such day to (b) Consolidated EBITDAR for the period of four consecutive Fiscal Quarters ending on such day.
“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Consolidated Net Worth” means as of any date of determination thereof, the excess of (a) the aggregate consolidated net book value of the assets of the Parent Borrower and its Subsidiaries after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (b) all of the aggregate liabilities of the Parent Borrower and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Equity Interests, treasury stock, capital surplus and retained earnings), in each case determined on a consolidated basis (after eliminating all inter-company items) in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth the effects of the Statement of Financial Accounting Standards No. 142 (or the corresponding Accounting Standards Codification Topic, as applicable) shall be disregarded.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.17.
“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participation in a Letter of Credit or (iii) pay over to any other Credit Party any other amount required to be paid by it hereunder that is not subject to a good faith dispute, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollar Equivalent” means, on any date of determination, with respect to any amount hereunder denominated in an Alternative Currency, the amount of dollars determined pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
“Electronic Signature” means an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b)(ii) (subject to such consents, if any, as may be required under Section 10.04(b)).
“Eligible Contract Participant” means any entity that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to human health and safety (insofar as such health and safety may be adversely affected by exposure to dangerous or harmful substances or environmental conditions), as have been, are, or in the future become, in effect.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which notice is waived); (b) with respect to any Plan the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the single currency of participating member states of the European Monetary Union.
“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time.
“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”) with respect to Euros then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.
“EURIBOR Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period; provided that if the EURIBOR Screen Rate as determined pursuant to this definition would be less than 0.75%, the EURIBOR Screen Rate shall be deemed to 0.75% for the purposes of this Agreement. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate determined by the Administrative Agent at which such Alternative Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such day (or, in the case of any calculation involving the amount of any LC Disbursement under any Alternative Currency Letter of Credit, at the time payment thereof is made) on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower for such purpose or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at 11:00 a.m., local time, on such day (or, in the case of any calculation involving the amount of any LC Disbursement under any Alternative Currency Letter of Credit, at the time payment thereof is made) for the purchase of the applicable Alternative Currency for delivery two Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, after consultation with the Parent Borrower, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in an Alternative Currency, each of: (a) at least once during each calendar month, (b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the applicable or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an Eligible Contract Participant at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any other Governmental Authority as a result of a present or former connection between the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by any Loan Party under any Loan Document and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by any Loan Party under any Loan Document having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Non-U.S. Lender, including any Issuing Bank that is a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any United States withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Parent Borrower with respect to such withholding tax pursuant to Section 2.15(a), (d) any withholding tax that is imposed on amounts payable to a Lender that is attributable to such Lender’s failure to comply with Section 2.15(e) or (f), (e) any taxes assessed on a recipient under the laws of the Netherlands, if and to the extent such taxes become payable as a result of such recipient having a substantial interest (aanmerkelijk beland) as defined in the Dutch Income Tax Act (Wet inkomstenbelasting 2001) in a Loan Party that is resident in the Netherlands for tax purposes and (f) any United States withholding tax that is imposed by reason of FATCA.
“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 11, 2015, among the Parent Borrower, the additional borrowers party thereto, the several banks and other financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as heretofore amended, supplemented or otherwise modified.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Finance Lease” means any lease of property classified as a “finance lease” on both the balance sheet and income statement for financial reporting purposes under GAAP.
“Finance Lease Obligations” means, as applied to any Person, an obligation that is required to be accounted for as a Finance Lease (and not an Operating Lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease would be the amount required to be reflected as a liability on such balance sheet in accordance with GAAP.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent Borrower.
“First Amendment” means the First Amendment to this Agreement, dated as of the First Amendment Effective Date.

“First Amendment Effective Date” means May 26, 2020.

“Fiscal Quarter” means with respect to the Parent Borrower and its Subsidiaries, and with respect to any Fiscal Year, (a) each of the quarterly periods ending 13 calendar weeks, 26 calendar weeks, 39 calendar weeks and 52 or 53 calendar weeks, as the case may be, after the end of the prior Fiscal Year or (b) such other quarterly periods as the Parent Borrower shall adopt after giving prior written notice thereof to the Lenders.

“Fiscal Year” means with respect to the Parent Borrower and its Subsidiaries, (a) the 52‑ or 53-week annual period, as the case may be, ending on the Saturday nearest to March 31 of each calendar year or (b) such other fiscal year as the Parent Borrower shall adopt with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld). Any designation of a particular Fiscal Year by reference to a calendar year shall mean the Fiscal Year ending during such calendar year.

“Foreign Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, state-owned or state-controlled entity, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including supranational bodies (such as the European Union or European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of all calculations provided for in this Agreement, the amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.
“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit C.
“Guarantor” means (a) with respect to both the Parent Borrower Obligations and the Subsidiary Obligations, each Domestic Subsidiary that becomes a party to the Guarantee Agreement on the Effective Date and each Domestic Subsidiary that, subsequent to the Effective Date, becomes a Significant Subsidiary (as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations) and (b) with respect to the Subsidiary Obligations only, the Parent Borrower.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“HKD Screen Rate” means, with respect to any Interest Period, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. Hong Kong time two business days prior to the commencement of such Interest Period.
“Hong Kong Dollars” means the lawful currency of Hong Kong.
“IBA” has the meaning assigned to such term in Section 2.12.
“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “EURIBOR Rate.”
“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Impacted TIBOR Rate Interest Period” has the meaning assigned to such term in the definition of “TIBOR Rate.”
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and any earnout obligations or similar deferred or contingent purchase price obligations not overdue or which do not appear as a liability on a balance sheet of such Person incurred in connection with any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all of a business or operating unit of a business, (ii) all or substantially all of the common stock or other Equity Interests of a Person or (iii) in any case where clauses (i) and (ii) above are inapplicable, the Acquired Rights), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person (to the extent of such Person’s interest in such property), whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all payment and performance obligations of every kind, nature and description of such Person under or in connection with Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of all calculations provided for in this Agreement, there shall be disregarded any Guarantee of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP. For the avoidance of doubt, any amounts available and not drawn under the Commitment shall be deemed not to be Indebtedness.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to it in Section 10.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Election Request” means a request by the Parent Borrower to convert or continue a Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, beginning September 30, 2019, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Parent Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period with respect to any Eurocurrency Borrowing that is not denominated in Euros or Yen, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate, or HKD Screen Rate, as applicable) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate, or HKD Screen Rate, as applicable, for the longest period for which the LIBO Screen Rate, or HKD Screen Rate, as applicable, is available (for the applicable currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate, or HKD Screen Rate, as applicable, for the shortest period (for which that

LIBO Screen Rate, or HKD Screen Rate, as applicable, is available for the applicable currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time.
“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Equity Interests or other securities of, or any assets constituting a business unit of, any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and unpaid interest accrued in respect of Indebtedness owing by, such other Person shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A. or Bank of America, N.A., with respect to Letters or Credit issued by each of them or (b) any other Lender that becomes an Issuing Bank pursuant to Section 2.04(l), with respect to Letters of Credit issued by it, and in each case its successors in such capacity as provided in Section 2.04(j); provided that, unless JPMorgan Chase Bank, N.A. or Bank of America, N.A. (as applicable) otherwise agrees in writing in its sole discretion, Letters of Credit issued by JPMorgan Chase Bank, N.A. and Bank of America, N.A. shall be limited to the amount set forth on Schedule 2.01. In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided, however, that no arrangement of a type described in this sentence shall be permitted if, immediately after giving effect thereto, amounts would become payable by the Parent Borrower under Section 2.13 or 2.15 that are in excess of those that would be payable under such Section if such arrangement were not implemented and, provided, further, that the fees payable to any such Affiliate shall be subject to the second sentence of Section 2.10(b).
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning assigned to such term in Section 10.13(b).
“LC Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than Alternative Currency Letters of Credit) at such time, (b) the aggregate amount of all LC Disbursements under Letters of Credit (other than Alternative Currency Letters of Credit) that have not yet been reimbursed by or on behalf of the Parent Borrower at such time and (c) the Alternative Currency LC Exposure at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means, individually or collectively, JPMorgan Chase Bank, N.A. and BofA Securities, Inc., in their capacity as lead arrangers, and each of their successors in such capacity.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a New Lender Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.
“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency (other than Euros or Yen) and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any Interest Period, (i) with respect to any Eurocurrency Borrowing for any applicable currency (other than as described in clauses (ii) through (iv) below) and for any Interest Period with respect thereto, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters; provided that if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower, (ii) with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period with respect thereto, the EURIBOR Screen Rate, (iii) with respect to any Eurocurrency Borrowing denominated in Hong Kong Dollars and for any Interest Period with respect thereto, the HKD Screen Rate, and (iv) with respect to any Eurocurrency Borrowing denominated in Yen and for any Interest Period with respect thereto, the TIBOR Screen Rate; provided that if the LIBO Screen Rate as determined pursuant to clauses (i) through (iv) of this definition would be less than 0.75%, the LIBO Screen Rate shall be deemed to 0.75% for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any Finance Lease Obligations having substantially the same economic effect as any of the foregoing, but in any event not in respect of any Operating Lease Obligations) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity” means the sum of the aggregate amount of Unrestricted Cash of the Parent Borrower and its Subsidiaries plus the Available Commitment (but excluding, for the avoidance of doubt, any available commitments and proceeds of borrowings under the 364-Day Credit Agreement).
“Loan Documents” means this Agreement, the Guarantee Agreement and the First Amendment.
“Loan Party” means the Borrowers and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and the Subsidiaries taken as a whole or (b) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means, subject to extension in accordance with Section 2.20, August 12, 2024.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, contributed to or required to be contributed to by any Loan Party or its ERISA Affiliates.
“Net Income” (“Net Loss”) means with respect to any Person or group of Persons, as the case may be, for any fiscal period, the difference between (a) gross revenues of such Person or group of Persons and (b) all costs, expenses and other charges incurred in connection with the generation of such revenue (including, without limitation, taxes on income), determined on a consolidated or combined basis, as the case may be, and in accordance with GAAP.
“New Lender” has the meaning assigned to such term in Section 2.01(c).
“New Lender Supplement” has the meaning assigned to such term in Section 2.01(c).
“Non-Extending Lender” has the meaning assigned to such term in Section 2.20(b).

“Non-U.S. Lender” means any Lender that is not a U.S. Person.
“Notice Date” has the meaning assigned to such term in Section 2.20(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it in its reasonable discretion; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Operating Lease” means any lease of property classified as an “operating lease” on both the balance sheet and income statement for financial reporting purposes under GAAP.
“Operating Lease Obligations” means, as applied to any Person, an obligation that is required to be accounted for as an Operating Lease (and not a Finance Lease). At the time any determination thereof is to be made, the amount of the liability in respect of an Operating Lease would be the amount required to be reflected as a liability on such balance sheet in accordance with GAAP.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Parent Borrower” means Ralph Lauren Corporation, a Delaware corporation.

“Parent Borrower Obligations” means the unpaid principal of and interest on the Loans made to and reimbursement obligations of the Parent Borrower (including, without limitation, interest accruing after the maturity of the Loans made to and reimbursement obligations of the Parent Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Parent Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Parent Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, any guarantee thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Parent Borrower pursuant hereto) or otherwise.
“Participant” has the meaning set forth in Section 10.04(c)(i).
“Participant Register” has the meaning set forth in Section 10.04(c)(i).
“Patriot Act” has the meaning assigned to such term in Section 10.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (in one transaction or a series of related transactions) by the Parent Borrower or any Subsidiary, on or after the Effective Date (whether effected through a purchase of Equity Interests or assets or through a merger, consolidation or amalgamation), of (i) another Person including the equity interest of any Person in which the Borrower or any Subsidiary owns an equity interest, (ii) the assets constituting all or substantially all of a business or operating business unit of another Person, (iii) in any case where clauses (i) and (ii) above are inapplicable, the rights of any licensee (including by means of the termination of such license’s rights under such license) under a trademark license to such licensee from the Parent Borrower or any of its Affiliates or (iv) intellectual property or licenses of intellectual property, provided that:

(a) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business;

(b) no Default shall have occurred and be continuing at the time thereof or would result therefrom;

(c) such acquisition shall be effected in such manner so that the acquired Equity Interests, assets or rights are owned either by the Parent Borrower or a Subsidiary and, if effected by merger, consolidation or amalgamation, the continuing, surviving or resulting entity shall be the Parent Borrower or a Subsidiary, provided that, nothing in this clause shall be deemed to limit the ability of the Parent Borrower or any Subsidiary to grant to a different licensee any acquired license rights described in clause (iii) above (or any rights derivative therefrom); and

(d) the Parent Borrower and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenant contained in Section 6.07 recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance.

“Permitted Encumbrances” means:

(a)Liens imposed by law for taxes and duties, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;
(b)landlords, carriers’, warehousemen’s, mechanics’, shippers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws or regulations, and pledges and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d)pledges and deposits to secure the performance of tenders, bids, trade contracts, leases, public or statutory obligations, warranty requirements, surety and appeal bonds, bonds posted in connection with actions, suits or proceedings, performance and bid bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)Liens incurred in the ordinary course of business in connection with the sale, lease, transfer or other disposition of any credit card receivables of the Parent Borrower or any of its Subsidiaries;
(f)judgment, attachment or other similar liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(g)easements, zoning restrictions, restrictive covenants, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary; and
(h)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)direct obligations of, or obligations the principal of and interest on which are directly and fully guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
(b)investments in commercial paper having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s;
(c)investments in certificates of deposit, eurocurrency time deposits, banker’s acceptances and time deposits maturing within three years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any commercial bank which has a combined capital and surplus and undivided profits of not less than $100,000,000;
(d)repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government (as the case may be) are rated, at such date of acquisition, at least A- by S&P or A3 by Moody’s;
(f)securities with maturities of three years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
(g)shares of money market funds that (i) comply with the criteria set forth in (a) Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended or (b) Securities and Exchange Commission Rule 3c-7 under the Investment Company Act of 1940, as amended and (ii) have portfolio assets of at least (x) in the case of funds that invest exclusively in assets satisfying the requirements of clause (a) of this definition, $250,000,000 and (y) in all other cases, $500,000,000;
(h)in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (a) through (g) above that are available in local markets; and
(i)corporate debt obligations with a Moody’s rating of at least A3 or an S&P rating of at least A-, or their equivalent, as follows:

(i)corporate notes and bonds; and
(ii)medium term notes.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, but not including any Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA).
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Indebtedness” means (a) Indebtedness of the Parent Borrower or any Subsidiary (other than that described in Section 6.01(e)) secured by any Lien on any asset(s) of the Parent Borrower or any Subsidiary and (b) Indebtedness of any Subsidiary which is not a Guarantor, in each case owing to a Person other than the Parent Borrower or any Subsidiary.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.17.
“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party (other than any Loan Party that is a Foreign Subsidiary of the Parent Borrower) that, at all times during the Swap Guarantee Eligibility Period, has total assets exceeding $10,000,000 or otherwise constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Ratings-Based Pricing Toggle Date” means the earlier to occur of (x) the date upon which the Administrative Agent receives (i) the financial statements for the Fiscal Quarter ending September 30, 2021 required to be delivered pursuant to Section 5.01(b) and (ii) the corresponding certificate of a Financial Officer of the Parent Borrower certifying compliance with Section 6.07 required to be delivered pursuant to Section 5.01(c) and (y) the Specified Period Termination Date.
“Register” has the meaning set forth in Section 10.04(b)(iv).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Line of Business” means: (a) any line of business in which the Parent Borrower or any of its Subsidiaries is engaged as of, or immediately prior to, the Effective Date, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar, ancillary or related business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, subject to Section 2.19(b), at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Requirement of Law” means, as to any Person, the Articles or Certificate of Incorporation and By-Laws, Articles or Certificate of Formation and Operating Agreement, or Certificate of Partnership or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government that is itself the subject or target of Sanctions or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c), or (e) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card, credit card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any of the Subsidiary Borrowers and any Lender or affiliate thereof.
“Specified Period” means the period commencing on the First Amendment Effective Date through (but not including) the Specified Period Termination Date.
“Specified Period Termination Certificate” means an irrevocable certificate of a Financial Officer the Parent Borrower (similar in form to a certificate delivered pursuant to Section 5.01(c)) (i) stating that such certificate is a Specified Period Termination Certificate and (ii) certifying that the Parent Borrower was in compliance with a Consolidated Leverage Ratio no greater than 4.25 to 1.00 as of the last day of the two most recent Fiscal Quarters ending prior to the date of such Specified Period Termination Certificate.
“Specified Period Termination Date”: the earlier of (x) the date of delivery of the (i) the financial statements for the Fiscal Quarter ending June 30, 2022 required to be delivered pursuant to Section 5.01(b) and (ii) the corresponding certificate of a Financial Officer of the Parent Borrower certifying compliance with Section 6.07 required to be delivered pursuant to Section 5.01(c) and (y) the date on which the Parent Borrower delivers to the Administrative

Agent a Specified Period Termination Certificate; provided that the Parent Borrower may only deliver a Specified Period Termination Certificate concurrently with the delivery of financial statements pursuant to Section 5.01(a) or 5.01(b); provided, further, that the Borrower may only deliver a Specified Period Termination Certificate once, on which date the Specified Period will terminate permanently for all purposes of this Agreement and the other Loan Documents.
“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Parent Borrower or any of the Subsidiary Borrowers and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.
“Standby Letter of Credit” means an irrevocable letter of credit pursuant to which an Issuing Bank agrees to make payments in dollars or an Alternative Currency for the account of the Parent Borrower or jointly and severally for the account of the Parent Borrower and any of its Subsidiaries in respect of obligations of the Parent Borrower or any of its Subsidiaries incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Parent Borrower or any of its Subsidiaries is or proposes to become a party in the ordinary course of the Parent Borrower’s or any of its Subsidiaries’ business, including, but not limited to, for insurance purposes and in connection with lease transactions.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Parent Borrower.
“Subsidiary Borrower” means, as applicable, RL Finance B.V., a private company with limited liability organized under the laws of the Netherlands, Ralph Lauren Europe Sàrl

(société à responsabilité limitée), a limited liability company organized under the laws of Switzerland, or Ralph Lauren Asia Pacific Limited, a limited liability company organized under the laws of Hong Kong.
“Subsidiary Obligations” means the unpaid principal of and interest on the Loans made to and reimbursement obligations of each Subsidiary Borrower (including, without limitation, interest accruing after the maturity of the Loans made to and reimbursement obligations of such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Subsidiary Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, any guarantee thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise; provided, that for purposes of determining the obligations of any Guarantor under this Agreement and the Guarantee Agreement, the definition of “Subsidiary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.
“Supported QFC” has the meaning set forth in Section 10.17.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option, cap or collar agreements or similar agreement involving, or settled by reference to, one or more interest or exchange rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Guarantee Eligibility Period” means, with respect to a Guarantor and the relevant Swap Obligation, the period from and including the date on which the relevant guarantee (or grant of the relevant security interest, as applicable) became effective with respect to such Swap Obligation until the date on which such guarantee (or grant of the relevant security interest, as applicable) is no longer in effect. For the avoidance of doubt, the Swap Guarantee Eligibility Period shall commence on the date of the execution of a Swap if the corresponding guarantee (or grant of security interest) is then in effect, and otherwise it shall commence on the date of execution and delivery of the relevant guarantee (or grant of security interest) unless the guarantee (or relevant collateral agreement or pledge documentation, as applicable) specifies a subsequent effective date.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swiss 10-Non-Bank Rule” means the rule that the aggregate number of creditors (within the meaning of the Swiss Guidelines) (including the Lenders) of a Swiss Borrower under this Agreement that are not Swiss Qualifying Banks must not at any time exceed 10, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss 20-Non-Bank Rule” means the rule that (without duplication) the aggregate number of lenders (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Borrower under all its outstanding debt relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement), facilities and/or private placements) must not at any time exceed 20, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Borrower” means, for purposes of Swiss Withholding Tax, a Borrower that is organized under the laws of Switzerland or which is treated as resident in Switzerland for Swiss Withholding Tax purposes.
“Swiss Guidelines” means all relevant guidelines or explanatory notes issued by the Swiss Federal Tax Administration as amended, replaced or newly issued from time to time, including the established practice of the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.
“Swiss Loan Party” means a Swiss Borrower and each Loan Party that is organized under the laws of Switzerland (each, a “Swiss Loan Party”).
“Swiss Non-Bank Rules” means the Swiss 10-Non-Bank Rule and the Swiss 20-Non-Bank Rule.
“Swiss Permitted Non-Qualifying Banks” means, in aggregate, up to 10 Lenders which are not, in each case, a Swiss Qualifying Bank; and “Swiss Permitted Non-Qualifying Bank” means one of them.
“Swiss Qualifying Bank” means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time; and (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.
“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time together with the related ordinances, regulations and guidelines.
“Switzerland” means the Swiss Confederation.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent, and its successors in such capacity.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.
“TIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Yen and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the TIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the TIBOR Screen Rate for the longest period (for which the TIBOR Screen Rate is available for Yen) that is shorter than the Impacted TIBOR Rate Interest Period; and (b) the TIBOR Screen Rate for the shortest period (for which the TIBOR Screen Rate is available for Yen) that exceeds the Impacted TIBOR Rate Interest Period, in each case, at such time.
“TIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate at approximately 11:00 a.m., Japan time, two Business Days prior to the commencement of such Interest Period; provided that, if the TIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted TIBOR Rate Interest Period”) with respect to Yen then the TIBOR Rate shall be the TIBOR Interpolated Rate.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person which takes over the administration of that rate) for Yen and the relevant currency and period displayed on page DTIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period; provided that if the TIBOR Screen Rate as determined pursuant to this definition would be less than 0.75%, the TIBOR Screen Rate shall be deemed to 0.75% for the purposes of this Agreement. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and by the Guarantors of the Guarantee Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Cash” means, with respect to any Person, the cash and Permitted Investments of such Person on a consolidated basis that are not treated as restricted under GAAP.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.17.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f).
“Voting Stock” means stock of any class or classes (however designated), or other Equity Interests, of any Person, the holders of which are at the time entitled, as such holders, to vote for the election of the directors or other governing body of the Person involved, whether or not the right so to vote exists by reason of the happening of a contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule , and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) or currency (e.g., an “Alternative Currency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”) or currency (e.g., an “Alternative Currency Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard or the corresponding Accounting Standards Codification Topic, as applicable, having a similar effect); provided, further that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Without limiting the foregoing, and for the avoidance of doubt, if such a notice is given regarding a change in GAAP after such change is adopted but prior to its becoming effective, then the Parent Borrower and the Administrative Agent shall, acting reasonably and in good faith, negotiate an amendment to the provisions of this Agreement affected by such change in GAAP to preserve the original intent of such provisions in light of such change (subject to the approval of the Required Lenders), which amendment shall take effect when such change in GAAP becomes effective.

SECTION 1.05. Exchange Rates. (a) For purposes of calculating the Dollar Equivalent of the principal amount of any Loan denominated in an Alternative Currency, the Alternative Currency LC Exposure at any time and the Dollar Equivalent at the time of issuance of any Alternative Currency Letter of Credit then requested to be issued pursuant to Section 2.04(b), the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Loan or Alternative Currency Letter of Credit is denominated and shall apply such Exchange Rate to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit to be issued or to expire or terminate on or prior to the applicable date for such calculation).
(b) For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Worth or Consolidated EBITDAR), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02, or (iii) determining the amount of Material Indebtedness, the net assets of a Person or judgments outstanding under paragraphs (f), (g), (h), (i), (j) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Exchange Rate on the applicable date, provided that no Default shall arise as a result of any limitation set forth in dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections.
SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.07. Lenders' Status. Each Lender hereunder confirms as of the date hereof that it is a Swiss Qualifying Bank or counts as (only) one Swiss Permitted Non-Qualifying Bank. Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption or the New Lender Supplement whether it is a Swiss Qualifying Bank or a Swiss Permitted Non-Qualifying Bank. If a Lender does not declare its status as a Swiss Qualifying Bank or a Swiss Permitted Non-Qualifying Bank or declares its status in that regard to be unknown, such Lender shall be treated as a Lender which is not a Swiss Qualifying Bank or a Swiss Permitted Non-Qualifying Bank.
ARTICLE II
THE CREDITS
SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in dollars or an Alternative Currency to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans. The obligations of each Borrower under this Agreement are several although the Subsidiary Obligations are guaranteed by the Parent Borrower under Article IX.
(b)The Parent Borrower and any one or more Lenders (including New Lenders) may from time to time after the Effective Date agree that such Lender or Lenders shall establish a new Commitment or Commitments or increase the amount of its or their Commitment or Commitments by executing and delivering to the Administrative Agent, in the case of each New Lender, a New Lender Supplement meeting the requirements of Section 2.01(c) or, in the case of each Lender which is not a New Lender, a Commitment Increase Supplement meeting the requirements of Section 2.01(d). Notwithstanding the foregoing, without the consent of the Required Lenders, (x) the aggregate amount of incremental Commitments established or increased after the Effective Date pursuant to this paragraph shall not exceed $500,000,000, (y) unless otherwise agreed to by the Administrative Agent, each increase in the aggregate Commitments effected pursuant to this paragraph shall be in a minimum aggregate amount of at least $15,000,000 and (z) unless otherwise agreed by the Administrative Agent, increases in Commitments may be effected on no more than three occasions pursuant to this paragraph. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(c)Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.01(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit D-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender, with a Commitment in the amount set forth therein that is effective on the date specified therein, for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(d)Any Lender, which, with the consent of the Parent Borrower and the Administrative Agent, elects to increase its Commitment under this Agreement shall execute and deliver to the Parent Borrower and the Administrative Agent a Commitment Increase Supplement specifying (i) the amount of such Commitment increase, (ii) the amount of such Lender’s total Commitment after giving effect to such Commitment increase, and (iii) the date upon which such Commitment increase shall become effective.
(e)Unless otherwise agreed by the Administrative Agent, on each date upon which the Commitments shall be increased pursuant to this Section, each Borrower shall prepay all then outstanding Loans made to it, which prepayment shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts payable pursuant to Section 2.14 in connection therewith, and, to the extent it determines to do so, reborrow Loans from all the Lenders (after giving effect to the new and/or increased Commitments becoming effective on such date). Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practicable, through the netting of amounts payable between each applicable Borrower and the respective Lenders.
SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Parent Borrower may request on its own behalf or on behalf of any other Borrower in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; and provided, further, that no such option may be exercised by any Lender if, immediately after giving effect thereto, amounts would become payable by a Loan Party under Section 2.13 or 2.15 that are in excess of those that would be payable under such Section if such option were not exercised.
(c)At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is (i) in the case of a Eurocurrency Borrowing denominated in dollars, an integral multiple of $500,000 and not less than $5,000,000 and (ii) in the case of an Alternative Currency Borrowing, the Dollar Equivalent of an integral multiple of $500,000 and not less than the Dollar Equivalent of $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(e)Each Lender may, at its option, make any Loan available to any Subsidiary Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not increase the costs to such Subsidiary Borrower with respect to such Loan or affect the obligation of such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement.
SECTION 2.03. Requests for Borrowings. To request a Loan, the Parent Borrower (on its own behalf or on behalf of any other Borrower) shall notify the Administrative Agent of such request by hand delivery, telecopy or (pursuant to procedures approved by the Administrative Agent) electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Parent Borrower (a) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)the Borrower of the requested Borrowing;
(ii)the aggregate amount of such Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)in the case of a Eurocurrency Borrowing, the currency in which such Borrowing is to be denominated; and
(vii)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing (i) if such Borrowing is to be denominated in dollars, shall be an ABR Borrowing and (ii) if such Borrowing is to be denominated in an Alternative Currency, shall be a Eurocurrency Borrowing. If no election as to the currency of the requested Borrowing is specified, then the requested Borrowing shall be denominated in dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Parent Borrower may request the issuance of Letters of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in the form of Commercial Letters of Credit or Standby Letters of Credit. Each Letter of Credit shall be issued for the account of the Parent Borrower or jointly and severally for the account of the Parent Borrower and a Subsidiary (other than Ralph Lauren Europe Sàrl), in a form reasonably acceptable to the applicable Issuing Bank (provided that each Letter of Credit shall provide for payment against sight drafts drawn thereunder), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Parent Borrower (or the Parent Borrower and a Subsidiary) to, or entered into by the Parent Borrower (or the Parent Borrower and a Subsidiary) with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.04 shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, or shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Parent Borrower shall hand deliver, telecopy or (pursuant to procedures approved by the applicable Issuing Bank) electronically transmit to the applicable Issuing Bank and, in the case of a Commercial Letter of Credit if the Administrative Agent shall have so requested and in the case of all Standby Letters of Credit, the Administrative Agent (in the case of (i) Letters of Credit denominated in dollars, reasonably in advance of the requested date of issuance, amendment, renewal or extension, (ii) Letters of Credit denominated in Euros, prior to 12:00 noon, New York City time, three Business Days in advance of the requested date of issuance, amendment, renewal or extension and (iii) Letters of Credit denominated in any Alternative Currencies other than Euros, prior to 12:00 noon, New York City time, four Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, the currency in which such Letter of Credit is to be denominated (which shall be dollars or, subject to Section 2.18, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, provided that in no event shall any Issuing Bank other than JPMorgan Chase Bank, N.A. or one or more other Issuing Banks designated from time to time by the Parent Borrower and reasonably acceptable to the Administrative Agent issue any Alternative Currency Letter of Credit hereunder. If requested by the applicable Issuing Bank, the Parent Borrower (or the Parent Borrower and a Subsidiary) also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure with respect to Letters of Credit shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments. Subsequent to the receipt by any Issuing Bank of a Notification Instruction (as defined below) from the Administrative Agent which shall not have been withdrawn, such Issuing Bank will contact the Administrative Agent prior to the issuance or increase in any Letter of Credit to determine whether or not such issuance or increase would result in any of the limitations set forth in the preceding sentence being exceeded. For purposes of this Section 2.04(b), a “Notification Instruction” shall mean any instruction from the Administrative Agent requiring that an Issuing Bank make the calculations described in the preceding sentence, which instruction the Administrative Agent (i) may deliver at any time when it determines that the percentage which the aggregate Revolving Credit Exposures constitutes of the aggregate Commitments then in effect is greater than 80% and (ii) will withdraw when it determines that such percentage is equal to or less than 80%. For purposes of the third preceding sentence the amount of any Alternative Currency Letter of Credit shall be the Dollar Equivalent thereof calculated on the basis of the applicable Exchange Rate determined in accordance with Section 1.05.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for the renewal thereof for additional periods not exceeding one year each pursuant to customary “evergreen” provisions (which shall in no event extend beyond the date referred to in clause (ii)).
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in dollars, for the account of such Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by such Issuing Bank in dollars and (ii) the Dollar Equivalent, using the Exchange Rate at the time such payment is made, of each LC Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the Parent Borrower (or a Subsidiary) on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Parent Borrower (or a Subsidiary) for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or failure to satisfy any of the conditions set forth in Article IV, the reduction or termination of the Commitments, any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever, any adverse change in the condition (financial or otherwise) of any Borrower, any breach of this Agreement or any other Loan Document by the Borrower or any other Loan Party or any other Lender or any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to such Letter of Credit) shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement in dollars, on the date that such LC Disbursement is made (or, if such date is not a Business Day, on or before the next Business Day); provided that, if such LC Disbursement is made under an Alternative Currency Letter of Credit, automatically and with no further action required, the Parent Borrower’s (or such Subsidiary’s) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rate at the time such payment is made, of such LC Disbursement, and provided, further, that, in the case of any such reimbursement obligation which is in an amount of not less than $500,000, the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed in dollars with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Parent Borrower’s (and such Subsidiary’s) obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Parent Borrower (or such Subsidiary) fails to make when due any reimbursement payment required pursuant to this paragraph, the applicable Issuing Bank shall immediately notify the Administrative Agent, which shall promptly notify each Lender of the applicable LC Disbursement, the Dollar Equivalent thereof calculated in accordance with the preceding sentence (if such LC Disbursement relates to an Alternative Currency Letter of Credit), the reimbursement payment then due from the Parent Borrower (or such Subsidiary) in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender (other than such Issuing Bank) shall pay to the Administrative Agent in dollars its Applicable Percentage of the reimbursement payment then due from the Parent Borrower (or such Subsidiary), in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank in dollars the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower (or such Subsidiary) pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Parent Borrower (and such Subsidiary) of its obligation to reimburse such LC Disbursement.
(f)Letter of Credit Fees.
(i)Commercial Letter of Credit Fee. The Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question) agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank and the Lenders, a Commercial Letter of Credit fee calculated at the rate per annum equal to the Applicable Rate applicable to Commercial Letters of Credit from time to time in effect on the aggregate average daily amount available to be drawn (calculated, in the case of any Alternative Currency Letter of Credit, on the basis of the Dollar Equivalent thereof using the applicable Exchange Rate in effect on the date payment of such fee is due) under each Commercial Letter of Credit issued hereunder. Commercial Letter of Credit Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifth Business Day following such last day, commencing on the first such date to occur after the date hereof. The Administrative Agent will promptly pay to the Issuing Banks and the Lenders their pro rata shares of any amounts received from the Parent Borrower (or such Subsidiary) in respect of any such fees. Commercial Letter of Credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(ii)Standby Letter of Credit Fees. The Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question) agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank and the Lenders, a Standby Letter of Credit fee calculated at the rate per annum equal to the Applicable Rate applicable to Eurocurrency Loans from time to time in effect on the aggregate average daily amount available to be drawn (calculated, in the case of any Alternative Currency Letter of Credit, on the basis of the Dollar Equivalent thereof using the applicable Exchange Rate in effect on the date payment of such fee is due) under each Standby Letter of Credit issued hereunder (and in no event less than $500 with respect to each such Standby Letter of Credit). Standby Letter of Credit Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifth Business Day following such last day, commencing on the first such date to occur after the date hereof. The Administrative Agent will promptly pay to the Issuing Banks and the Lenders their pro rata shares of any amounts received from the Parent Borrower (or such Subsidiary) in respect of any such fees. Standby Letter of Credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(g)Obligations Absolute. The obligation of the Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question) to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any application for the issuance of a Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s (or such Subsidiary’s) obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank. Notwithstanding the foregoing, nothing in this Section 2.04(g) shall be construed to excuse such Issuing Bank, the Lenders or the Administrative Agent from liability to the Parent Borrower (or such Subsidiary) to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Parent Borrower (and such Subsidiary) to the extent permitted by applicable law) suffered by the Parent Borrower (or such Subsidiary) that are caused by (x) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (y) the gross negligence, bad faith or willful misconduct of such Issuing Bank, the Lenders or the Administrative Agent as found by a final, non-appealable judgment of a court of competent jurisdiction. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Parent Borrower (and the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question, if applicable) in writing (by hand delivery, telecopy or (pursuant to procedures approved by the Administrative Agent) electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question) of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Parent Borrower (or the Subsidiary that is jointly and severally liable with respect to the Letter of Credit in question) shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, including by financing such payment obligation with an ABR Loan in accordance with paragraph (e) of this Section (or, if such date is not a Business Day, on or prior to the next Business Day), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Parent Borrower (or such Subsidiary) reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Parent Borrower (or such Subsidiary) fails to reimburse such LC Disbursement when due (including by financing such payment obligation with an ABR Loan) pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply; and provided, further, that, in the case of an LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall accrue on the Dollar Equivalent, calculated using the Exchange Rate at the time such LC Disbursement was made, of such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(j)Replacement and Resignation of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04(f) and 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include a reference to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend an existing Letter of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon 30 days’ prior written notice to the Administrative

Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with this Section.
(k)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the then total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in dollars and in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in paragraph (h) or (i) of Article VII. Each deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Parent Borrower (and any Subsidiary for whose account a Letter of Credit has been issued) under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed (to be applied ratably among them according to the respective aggregate amounts of the then unreimbursed LC Disbursements) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower (and each such Subsidiary) for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the then total LC Exposure), be applied to satisfy other obligations of the Parent Borrower (and each such Subsidiary) under this Agreement. If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or, in accordance with Section 2.09(c), the total Revolving Credit Exposure exceeding 105% of the total Commitments, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived or, as the case may be, the total Revolving Credit Exposure not exceeding the total Commitments.
(l)Additional Issuing Banks. The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, provided that the total number of Issuing Banks at any time shall not exceed four. Any Lender designated as Issuing Bank pursuant to this paragraph (l) shall be deemed to be an “Issuing Bank” for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender.
(m)Reporting. Unless the Administrative Agent otherwise agrees, each Issuing Bank will report in writing to the Administrative Agent, with a copy to the Parent

Borrower, (i) on the first Business Day of each week and on the second Business Day to occur after the last day of each March, June, September and December, and on such other dates as the Administrative Agent may reasonably request, the daily activity during the preceding week, calendar quarter or other period, as the case may be, with respect to Letters of Credit issued by it, including the aggregate outstanding LC Exposure with respect to such Letters of Credit on each day during such week, quarter or other period, in such form and detail as shall be satisfactory to the Administrative Agent, (ii) on any Business Day on which the Parent Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iii) such other information with respect to Letters of Credit issued by such Issuing Bank as the Administrative Agent may reasonably request.
SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that if an ABR Borrowing is requested for disbursement on the same day after 11:00 a.m., New York time, then each Lender shall make the Loan to be made by it hereunder in such manner by 3:00 p.m., New York City time. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent and designated by the Parent Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the date such amount is made available to the applicable Borrower, the Administrative Agent shall promptly notify the Parent Borrower and any other applicable Borrower of such failure and shall also be entitled to recover such amount from the applicable Borrower, on demand, with interest thereon at the rate per annum applicable to ABR Loans hereunder accruing from the date of such Borrowing. If the Parent Borrower or the applicable Borrower shall pay to the Administrative Agent such corresponding amount, the Parent Borrower and such applicable Borrower shall have no further obligations to such Lender with respect to such amount.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Parent Borrower (on its own behalf or on behalf of any other Borrower) may elect to convert such Borrowing (i) in the case of a Eurocurrency Borrowing denominated in dollars, to an ABR Borrowing; or (ii) in the case of an ABR Borrowing, to a Eurocurrency Borrowing denominated in dollars or to continue such Borrowing in the same currency and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent Borrower (on behalf of itself or any other Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Parent Borrower (on its own behalf or on behalf of another Borrower) shall notify the Administrative Agent of such election by hand delivery, telecopy or electronic transmission (pursuant to procedures approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Parent Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Parent Borrower (on its own behalf or on behalf of another Borrower) shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Parent Borrower (on its own behalf or on behalf of another Borrower) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing (i) if denominated in dollars, shall be converted to an ABR Borrowing and (ii) if denominated in an Alternative Currency, shall be converted to a one month Interest Period denominated in the same currency as the Eurocurrency Borrowing being continued. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(f)By entering into this Agreement, the parties hereto have assumed in good faith that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax deduction on account of Swiss Withholding Tax. Nevertheless, if a Tax deduction on account of Swiss Withholding Tax is required by Swiss law to be made by a Swiss Borrower in respect of any interest payable by it under a Loan Document and should it be unlawful for a Swiss Borrower to comply with Section 2.15 for any reason, and if the gross-up in accordance with Section 2.15 is effectively not paid: (i) the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment in the absence of this Section 2.06(f)), divided by (B) one minus the rate at which the relevant deduction on account of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction on account of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of one rather than as a percentage); (ii) (A) a Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate as set forth in this Section 2.06(f), and (B) a Swiss Borrower shall make the deduction on account of Swiss Withholding Tax (within the time allowed and in the minimum amount required by law) on the interest so recalculated; and (iii) all references to a rate of interest under a Loan Document applicable to a Swiss Borrower shall be construed accordingly. To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to a deduction of Swiss Withholding Tax, each relevant Lender and the Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Swiss Borrower to obtain authorization to make interest payments without them being subject to such deduction of Swiss Withholding Tax or to reduce the applicable withholding tax rate. If a Swiss Borrower pays the interest recalculated under this Section 2.06(f), the Swiss Borrower shall cooperate with each relevant Lender to enable that Lender to receive a full or partial refund of the Swiss Withholding Tax under an applicable double taxation treaty. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall immediately forward such amount to the Swiss Borrower. This Section 2.06(f) shall not apply and no interest shall be recalculated pursuant to this Section 2.06(f) if a deduction of Swiss Withholding Tax is due as a result of any non-compliance by a Lender with the provisions of Section 10.04 or the Lender (i) making a misrepresentation as to its status according to Section 1.07 as a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank or (ii) ceasing to be a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank after the time it acceded to this Agreement. Notwithstanding anything to the contrary herein, for the avoidance of doubt, (i) a Lender who is not treated as not being a Swiss Qualifying Bank shall not be under any obligation to change its status into a Swiss Qualifying Bank, (ii) the documentation which a Lender executes on becoming a party hereto shall not be invalidated by any failure of a Lender to comply with this Section 2.06(f), Section 10.04 or Section 1.07 and (iii) none of the Loan Documents shall be invalidated by any failure of a Lender to comply with this Section 2.06(f), Section 10.04(b)(i)(A) or Section 1.07 or indicates its status as a Swiss Qualifying Bank or Swiss Permitted Non-Qualifying Bank as unknown.
SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with this Agreement, the Commitments shall terminate on the Maturity Date.
(b)The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000, or, if less than $1,000,000, the remaining amount of the total Commitments, and (ii) the Parent Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Commitments.
(c)The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Parent Borrower may state that such notice is conditioned upon another event, such as the effectiveness of other credit facilities, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain a Register pursuant to Section 10.04(b)(iv) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder, the Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts and Register maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay voluntarily any Borrowing made to such Borrower in whole or in part without premium or penalty, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Parent Borrower (on its own behalf or on behalf of any other Borrower) shall notify the Administrative Agent in writing (by hand delivery, telecopy or (pursuant to procedures approved by the Administrative Agent) electronic transmission) of any voluntary prepayment hereunder prior to (i) in the case of ABR Loans, 11:00 a.m., New York City time, on such date of prepayment, (ii) in the case of Eurocurrency Loans denominated in dollars, 12:00 noon, New York City time, on the Business Day immediately preceding such date of prepayment, (iii) in the case of Eurocurrency Loans denominated in Euros, 12:00 noon, New York City time, three Business Days prior to such date of prepayment and (iv) in the case of Eurocurrency Loans denominated in any Alternative Currencies other than Euros, 12:00 noon, New York City time, four Business Days prior to such date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a notice of voluntary prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $500,000 or a multiple of $100,000 in excess thereof (or the Dollar Equivalent thereof). Each voluntary prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
(c)If on any Exchange Rate Date the Administrative Agent determines that the total Revolving Credit Exposure exceeds 105% of the total Commitments, the Borrowers shall within three Business Days after such date, prepay Loans and/or deposit cash collateral in an account with the Administrative Agent established and maintained in accordance with Section 2.04(k) in an aggregate amount such that, after deducting therefrom the amount so prepaid and/or so deposited in such account, the total Revolving Credit Exposure does not exceed the total Commitments. The Administrative Agent shall promptly release any collateral theretofore deposited with it pursuant to this Section 2.09 to the extent that on any Exchange Rate Date the total Revolving Credit Exposure does not exceed the total Commitments.
(d)Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any amounts payable pursuant to Section 2.14.
SECTION 2.10. Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Effective Date to the last day of the Availability Period, computed at the Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifth Business Day following such last day, commencing on October 7, 2019; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Parent Borrower agrees to pay to each Issuing Bank the fees agreed upon by the Parent Borrower with such Issuing Bank with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. For the avoidance of doubt, in any case where, in accordance with the second sentence of the definition of Issuing Bank, an Issuing Bank arranges for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, the fees agreed upon by such Issuing Bank with the Parent Borrower shall be deemed to have been agreed upon by such Affiliate unless the Parent Borrower and such Affiliate otherwise agree.
(c)The Parent Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Except as may be expressly agreed in writing between the Parent Borrower and the Administrative Agent with respect to fees to the Administrative Agent, fees paid shall not be refundable under any circumstances (other than in the case, and to the extent, of any overpayment thereof by the applicable Borrower).
SECTION 2.11. Interest; Eurocurrency Tranches. (a) The Loans comprising each ABR Borrowing shall bear interest (i) prior to the Ratings-Based Pricing Toggle Date, at the Alternate Base Rate plus the Applicable Rate and (ii) on and after the Ratings-Based Pricing Toggle Date, at the Alternate Base Rate.
(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)The interest rate for Loans denominated in Alternative Currencies shall be subject to customary adjustments if and to the extent loans denominated in such Alternative

Currencies are not customarily priced on a LIBO Rate basis; provided, however that such adjustments shall not apply to Loans denominated in Euros, Yen or Hong Kong Dollars.
(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of all of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to (i) the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or (ii) the LIBO Rate or Interpolated Rate at times when the LIBO Rate or Interpolated Rate is based on the HKD Screen Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis), as applicable, for such Interest Period; or
(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Parent Borrower (on its own behalf or on behalf of any other Borrower) and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing; provided that (A) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted and (B) if the circumstances giving rise to such notice affect only one currency, then Borrowings in other permitted currencies shall be permitted. The Administrative Agent agrees to give prompt notice to the Parent Borrower when the circumstances that gave rise to a notice under this Section 2.12 no longer exist. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall enter into an amendment to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than 0.75%, such rate shall be deemed to be 0.75% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clauses (w), (x) or (y) above, only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in dollars, such Borrowing shall be made as an ABR Borrowing. The LIBO Rate is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on

Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances, this Section provides a mechanism for determining an alternative rate of interest. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof.
SECTION 2.13. Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)shall subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes indemnified under Section 2.15, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of (iii) to such Administrative Agent, Lender or Issuing Bank) of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Parent Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, upon demand of such Person, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of any corporation controlling such Lender or such Issuing Bank) as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s or such controlling corporation’s policies with respect to capital adequacy or liquidity), then from time to time the Parent Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such controlling corporation for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank, as the case may be, as specified in paragraph (a), (b) or (e) of this Section, containing (i) a reasonably detailed explanation of the basis on which such amount or amounts were calculated and the Change in Law by reason of which it has become entitled to be so compensated and (ii) confirmation of the matters set forth in the last sentence of Section 2.13(d), shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. No Lender or Issuing Bank shall be entitled to the benefits of this Section 2.13 unless such Lender or Issuing Bank shall have complied with the requirements of this Section 2.13. The Parent Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Parent Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Section 2.13, no Lender or Issuing Bank shall demand compensation for any increased costs or reduction referred to above in this Section if it shall not then be the general policy of such Lender to demand such compensation in similar circumstances from comparable borrowers under comparable provisions of other credit agreements, if any (it being understood, for the avoidance of doubt, that a waiver by any Lender or Issuing Bank in any given case of its right to demand such compensation from any given borrower shall not, in and of itself, be deemed to constitute a change in the general policy of such Lender).
(e)If the cost to any Lender of making or maintaining any Loan to a Subsidiary Borrower that is a Foreign Subsidiary is increased (or the amount of any sum received or receivable by any Lender or its lending office is reduced) by an amount deemed by such Lender to be material, by reason of the fact that such Subsidiary Borrower is a Foreign Subsidiary, such Subsidiary Borrower shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent), which such Lender shall make within 90 days from the day such Lender has notice of such increased cost or reduction.
SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss and reasonable cost and expense attributable to such event (excluding loss of margin). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, containing a reasonably detailed calculation of such amounts, shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. No Lender or Issuing Bank shall be entitled to the benefits of this Section 2.14 unless such Lender or Issuing Bank shall have complied with the requirements of this Section 2.14.
SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Each Loan Party shall indemnify the Administrative Agent, each Lender and any Issuing Bank, as promptly as possible but in any event within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and including any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with, to the extent available, a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to such Loan Party, delivered to such Loan Party as soon as practicable after any such payment by a Lender or any Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or any Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)A payment to a Lender shall not be increased under paragraph (a) or (b) of this Section 2.15 and no indemnification is due under paragraph (c) of this Section 2.15 if on the date on which the payment falls due the payment could have been made without any deduction on account of Swiss Withholding Tax (i) had the Lender correctly declared its status as to whether it is a Swiss Qualifying Bank, (ii) had the Lender complied with the assignment, transfer or exposure transfer restrictions pursuant to this Agreement, (iii) had the Lender not ceased to be a Swiss Qualifying Bank, or (iv) had the Swiss Non-Bank Rules not been breached as a result of an assignment or transfer of rights and obligations under this Agreement after the occurrence of an Event of Default.
(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments made under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of the applicable IRS Form W-8; or to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, the applicable IRS Form W-8, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)If a payment made to a Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or those under an intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes imposed by any Governmental Authority, together with any reasonable costs and expenses arising therefrom or with respect thereto, that are attributable (i) to such Lender and that are payable or paid by the Administrative Agent and (ii) to a Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(h)If the Administrative Agent, a Lender or an Issuing Bank determines that it has received a refund which, in the good faith judgment of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, is allocable to any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority attributable to such amount (including the reasonable out-of-pocket expenses described above of the Administrative Agent or such Lender or such Issuing Bank)) to the Administrative Agent or such Lender or such Issuing Bank in the event the Administrative Agent or such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender or an Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
(i)For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or an Issuing Bank, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603-2300 and to the wire instructions of the Administrative Agent set forth in Section 9.06 (or such other address or wire instructions of the Administrative Agent that may be provided from time to time by the Administrative Agent), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars except (i) payments of principal of and interest on any Alternative Currency Loan shall be paid in the applicable currency and (ii) as provided in Section 2.04(k).
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees, expenses and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees, expenses and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, expenses and other amounts then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.
(c)If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the applicable Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply), or any payment obtained pursuant to a court order. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such

Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)In order to expedite the transactions contemplated by this Agreement, each Subsidiary Borrower hereby appoints the Parent Borrower to act as agent on behalf of such Subsidiary Borrower for the purpose of (i) giving any notices or requests contemplated to be given by such Subsidiary Borrower pursuant to this Agreement, including, without limitation, Borrowing Requests, prepayment notices and Interest Election Requests and (ii) paying on behalf of such Subsidiary Borrower any Subsidiary Obligations owing by such Subsidiary Borrower; provided, that each Subsidiary Borrower shall retain the right, in its discretion, to give directly any or all of such notices or requests or to make directly any or all of such payments.
(g)The obligations of each Borrower under this Agreement are several although the Subsidiary Obligations are guaranteed by the Parent Borrower under Article IX.
SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including any Issuing Bank) requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or interests in Letters of Credit) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (including any Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender (including any Issuing Bank) to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (including any Issuing Bank).
(b)If (i) any Lender (including any Issuing Bank) requests compensation under Section 2.13, (ii) any Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 66 2/3% for this purpose) has been obtained), then the Parent Borrower may, at its sole expense (in the case of clauses (i), (ii) and (iv) of this Section 2.17(b) only), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, provided that the

Parent Borrower shall be required to pay the processing and recordation fee referred to in Section 10.04(b)(ii)(C), or pursuant to deemed assignment provisions established by the Administrative Agent to which the Parent Borrower has previously consented in writing), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) (and, if such Lender is an Issuing Bank, all Letters of Credit issued by it shall have been cancelled or other arrangements reasonably satisfactory to such Issuing Bank shall have been made with respect to such Letters of Credit), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and (iv) in the case of an assignment pursuant to clause (iv) above, no Default shall have occurred and be continuing. A Lender (including any Issuing Bank) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply. No such assignment shall be deemed to be a waiver of any rights which any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
SECTION 2.18. Change in Law. If (a) any Change in Law shall make it unlawful for any Issuing Bank to issue Letters of Credit denominated in an Alternative Currency or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Issuing Bank to issue Letters of Credit denominated in such Alternative Currency, then by prompt written notice thereof to the Parent Borrower and to the Administrative Agent (which notice shall promptly be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (until such notice is withdrawn) not to constitute an Alternative Currency for purposes of the issuance of Letters of Credit by such Issuing Bank.
SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Available Commitment of such Defaulting Lender pursuant to Section 2.10(a);
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitments but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;
(iii)if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(f) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.10(a) and 2.04(f) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.04(f) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank, as the case may be, shall have entered into arrangements with the Parent Borrower or such

Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Parent Borrower and the Issuing Bank each agrees, acting in good faith and a commercially reasonable manner, that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment.
SECTION 2.20. Extension of Maturity Date.
(a)Request for Extension. The Parent Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date; provided, however, that the Parent Borrower may not request more than two such extensions pursuant to this Section 2.20.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 45 days prior to the Existing Maturity Date and not later than the date (the “Notice Date”) that is 15 days prior to the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non‑Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Parent Borrower of each Lender’s determination under this Section 2.20 no later than the date 15 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)Additional Commitment Lenders. The Parent Borrower shall have the right on or before the Existing Maturity Date to replace each Non‑Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.04 each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Dates and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Commitment Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, an extension of the Maturity Date pursuant to this Section 2.20 shall not be effective with respect to any Lender unless:
(i)At the time of and immediately after giving effect to such extension, no Default shall have occurred and be continuing;
(ii)The representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such extension (other than such representations as are made as of a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date); and
(iii)On or before the then applicable Existing Maturity Date, (1) the Borrowers shall have paid in full the principal of and interest on all of the Loans made by each Non-Extending Lender to the Borrowers hereunder and (2) the Borrowers shall have paid in full all other amounts owing to such Non-Extending Lender hereunder.
(g)Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Borrowers, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede Sections 2.16 and 10.02.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Parent Borrower represents and warrants and each Subsidiary Borrower represents and warrants (to the extent specifically applicable to such Subsidiary Borrower) to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Borrowers, the Guarantors and the Parent Borrower’s Significant Subsidiaries (as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations) is duly organized, validly existing and, other than the Swiss Loan Party, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document has been duly executed and delivered by each Loan Party which is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, liquidation, reconstruction, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Parent Borrower or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or any material agreement or other material instrument binding upon Parent Borrower or other Loan Party its assets, or give rise to a right thereunder to require any payment to be made by Parent Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Parent Borrower or any of other Loan Party.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended March 30, 2019, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended June 30, 2019, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since March 30, 2019 there has been no material adverse change in the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole; provided that, only during the period from the First Amendment Effective Date until March 31, 2021, the impacts of the Coronavirus pandemic on the business, assets, operations, property or financial condition of the Parent Borrower and its Subsidiaries taken as a whole that (A) have already occurred and were disclosed in writing to the Lenders in the materials distributed to the Lenders on May 22, 2020 and (B) that were reasonably foreseeable (in consequence and duration) in light of any event, development or circumstance described in the foregoing clause (A) (provided that any such additional impacts described in this clause (B) are similar to the previously disclosed impacts described in the foregoing clause (A)), will in each case be disregarded for purposes of determining whether a material adverse change in the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole, has occurred.
SECTION 3.05. Properties. (a) Each of the Parent Borrower and the other Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to the operation of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or such other defects as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Each of the Parent Borrower and the other Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, and the use thereof by the Parent Borrower and the other Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting Parent Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except for actions, suits or proceedings disclosed prior to June 30, 2019 in reports publicly filed by the Parent Borrower under the Securities Exchange Act of 1934, as amended, which disclosure was true and correct in all material respects as of the date made and as of the Effective Date) or (ii) that involve this Agreement or the Transactions.
(b)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. (a) Each of the Parent Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(b) The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and, to the knowledge of the Parent Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Parent Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Parent Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transactions contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.08. Investment Company Status. Neither the Parent Borrower nor any of its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.09. Taxes. Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. (i) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, and each Foreign Plan is in compliance with applicable non-United States law and regulations thereunder, and (ii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Foreign Plan Events for which liability has been imposed or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.11. Disclosure. All of the reports, financial statements and certificates furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Securities Exchange Act of 1934, as amended (as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower and the Subsidiary Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided by a Borrower on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12. Subsidiary Guarantors. Set forth on Schedule 3.12 is a list of each Subsidiary which, in accordance with Section 4.01(b), is required to be a Guarantor under the Guarantee Agreement on the Effective Date.
SECTION 3.13. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their subsidiaries and their respective officers and directors and to the knowledge of the Borrowers their employees and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in a Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary, any of their respective directors or officers or to the knowledge of the Borrowers or such Subsidiary employees, or (b) to the knowledge of the Borrowers, any agent of a Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. The foregoing representations in this Section 3.13 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 3.14. EEA Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 3.15. Plan Assets; Prohibited Transactions. None of the Borrowers or any of their subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
SECTION 3.16. Margin Regulations. The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.17. Compliance with Swiss Non-Bank Rules. (a) Subject to clause (b) below, each Swiss Borrower represents that it is at all times in compliance with the Swiss Non-Bank Rules; provided, that, if at any time the aggregate number of Lenders which are not Swiss Qualifying Banks is less than ten in the aggregate, then for the purposes of determining compliance with the Swiss 20-Non-Bank Rule pursuant to this Section 3.16, the relevant Swiss Borrower shall assume that the aggregate number of not Swiss Qualifying Banks hereunder is 10. (b) A Swiss Borrower shall not be in breach of its obligations under clause (a) above if a Swiss Non-Bank Rule is breached as a result of one or more Lenders (i) making a misrepresentation as to its status according to Section 1.07 as a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank or (ii) ceasing to be a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank after the time it acceded to this Agreement.

SECTION 3.18. Additional Specified Stimulus Indebtedness. The Parent Borrower hereby represents and warrants that it and/or its applicable Subsidiaries have determined in good faith in consultation with counsel that it and/or such Subsidiaries are eligible to participate in all Additional Specified Stimulus Indebtedness programs that the Parent Borrower and/or such Subsidiaries currently participate in or have applied to participate in, and have taken into consideration in making such determination the rules, regulations and guidance related to such programs.
ARTICLE IV
CONDITIONS
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received the Guarantee Agreement executed and delivered by each Domestic Subsidiary, if any, which, as of the Effective Date, is a Significant Subsidiary (as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations).
(c)[Reserved].
(d)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kelley Drye & Warren LLP, counsel for the Loan Parties, substantially in the form of Exhibit B. The Borrowers hereby request Kelley Drye & Warren LLP to deliver the opinion provided for in the preceding sentence.
(e)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions by the Loan Parties and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(f)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(g)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Parent Borrower hereunder.
(h)(i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 10 days prior to the Effective Date and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to such Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied; further provided that, the Borrowers shall not be required to provide any personal data or information with respect to any individual, including without limitation personally identifiable information, unless such data or information is required to be provided under applicable “know your customer” and anti-money laundering rules and regulations).
The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. On the Effective Date, (i) the Commitments of the Lenders shall be as set forth on Schedule 2.01 and (ii) each obligation of the Loan Parties hereunder and under each Loan Document shall be deemed to be obligations of the Loan Parties under the Loan Documents. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on September, 30, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, but excluding a conversion of all or a portion of a Borrowing from one Type to the other or a continuation of all or a portion of a Borrowing of the same Type pursuant to Section 2.06, and of each Issuing Bank to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable (other than such representations as are made as of a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date)); provided, however, that if the proceeds of such Loan are being used to refinance maturing commercial paper issued by the Parent Borrower, then the representations and warranties in Sections 3.04(b) and 3.06(a) shall not apply.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03. Additional Condition to Initial Borrowing by Subsidiary Borrowers. The obligations of the Lenders to make the initial Loan to a particular Subsidiary Borrower shall not become effective, with respect to such Subsidiary Borrower, until the date on which the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of non-U.S. counsel for such Subsidiary Borrower in form and substance customary and typical for such opinion and reasonably satisfactory to the Administrative Agent.

ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent Borrower will furnish to each Lender through the Administrative Agent:
(a)within 90 days after the end of each Fiscal Year, the Parent Borrower’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that, so long as the Parent Borrower is required to file reports under Section 13 of the Securities and Exchange Act of 1934, as amended, the requirements of this paragraph shall be deemed satisfied by the delivery of, the Annual Report of the Parent Borrower on Form 10-K (or any successor form as prescribed by the Securities and Exchange Commission) for such Fiscal Year, signed by the duly authorized officer or officers of the Parent Borrower;
(b)within 60 days after the end of each of the first three Fiscal Quarters, the Parent Borrower’s consolidated balance sheet and related statements of operations,

stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that, so long as the Parent Borrower is required to file reports under Section 13 of the Securities and Exchange Act of 1934, as amended, the requirements of this paragraph shall be deemed satisfied by the delivery of the Quarterly Report of the Parent Borrower on Form 10-Q (or any successor form as prescribed by the Securities and Exchange Commission) for the relevant Fiscal Quarter, signed by the duly authorized officer or officers of the Parent Borrower.
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (i) stating that he or she has obtained no knowledge that a Default has occurred (except as set forth in such certificate), (ii) if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07; and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which has had an effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e)promptly after the same become publicly available, copies of all other periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be;
(f)promptly after the Parent Borrower shall have received notice that Moody’s or S&P has announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(g)promptly following any request therefor, (x) such other information regarding the business affairs or financial position of the Parent Borrower or any other Loan Party, or compliance with the terms of this Agreement, as the Administrative Agent on behalf of any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, provided that the Parent Borrower shall not be required to provide any personal data or information with respect to any individual, including without limitation personally identifiable information, unless such data or information is required to be provided under applicable “know your customer” and anti-money laundering rules and regulations; and
(h)promptly after receipt thereof by any Borrower or any Subsidiary, copies of each written notice or other written correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the Securities and Exchange Commission or such other agency regarding financial or other operational results of any Borrower or any Subsidiary thereof.
SECTION 5.02. Notices of Material Events. The Parent Borrower will furnish to the Lenders through the Administrative Agent prompt written notice of the following after the Parent Borrower shall have obtained knowledge thereof:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $10,000,000;
(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(e)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Parent Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except, in each case (other than the case of the foregoing requirements insofar as they relate to the legal existence of the Borrowers and the Guarantors), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.
SECTION 5.04. Payment of Obligations. The Parent Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid,

could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Parent Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for surplus and obsolete properties, and (b) maintain, with financially sound and reputable insurance companies, insurance on such of its property and in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries in conformity in all material respects with all applicable laws, rules and regulations of any Governmental Authority are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of its Subsidiaries to, on an annual basis at the request of the Administrative Agent (or at any time after the occurrence and during the continuance of a Default), permit any representatives designated by the Administrative Agent or any Lender (at such Lender’s expense), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which the Parent Borrower or such Subsidiary, as applicable, may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its affairs, finances and condition with its officers and independent accountants, so long as afforded opportunity to be present, all during reasonable business hours. It is understood that so long as no Event of Default has occurred and is continuing, such visits and inspections shall be coordinated through the Administrative Agent.
SECTION 5.07. Compliance with Laws. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08. Compliance with Swiss Non-Bank Rules. (a) Subject to clause (b) below, each Swiss Borrower will comply with the Swiss Non-Bank Rules; provided, that, if at any time the aggregate number of Lenders which are not Swiss Qualifying Banks is less than ten in the aggregate, then for the purposes of determining compliance with the Swiss 20-Non-Bank Rule pursuant to this Section 5.08, the relevant Swiss Borrower shall assume that the aggregate number of not Swiss Qualifying Banks hereunder is 10. (b) A Swiss Borrower shall not be in breach of its obligations under clause (a) above if a Swiss Non-Bank Rule is breached as a result of one or more Lenders (i) making a misrepresentation as to its status according to Section 1.07 as a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank or (ii) ceasing to be a Swiss Qualifying Bank or as (only) one Swiss Permitted Non-Qualifying Bank after the time it acceded to this Agreement.
SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to finance the working capital needs, capital expenditures, Permitted Acquisitions, Investments permitted under Section 6.05 and general corporate purposes of the Parent Borrower and its Subsidiaries (including the initiation and maintenance of a commercial paper program, the refinancing of commercial paper and the refinancing of the Existing Credit Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any other purpose that entails a violation of any such regulations. The Commercial Letters of Credit shall be used solely to finance purchases of goods by the Parent Borrower and its Subsidiaries in the ordinary course of their business, and the Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1.01.
SECTION 5.10. Guarantee Agreement Supplement. Each Domestic Subsidiary that becomes a Significant Subsidiary subsequent to the Effective Date shall promptly (and in any event within 60 days of becoming a Significant Subsidiary) execute and deliver to the Administrative Agent (with a counterpart for each Lender) a supplement to the Guarantee Agreement pursuant to which such Subsidiary shall become a party thereto as a Guarantor, together with such other documents and legal opinions with respect thereto as the Administrative Agent shall reasonably request (which documents and opinions shall be in form and substance reasonably satisfactory to the Administrative Agent).
SECTION 5.11. Additional Specified Stimulus Indebtedness. Before participating in or applying to participate in any Additional Specified Stimulus Indebtedness relief program, each of the Parent Borrower and/or its applicable Subsidiaries shall make a determination in good faith in consultation with counsel that it is eligible to participate in such program, and shall take into consideration in making such determination the rules, regulations and guidance related to such program. Further, the applicable borrower incurring such Additional Specified Stimulus Indebtedness shall comply in all material respects with the laws, rules and regulations (including with respect to use of proceeds) applicable to the relevant credit or financial support program.

ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness created hereunder and under the other Loan Documents and Indebtedness created under the 364-Day Credit Agreement;
(b)Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten the final maturity or weighted average life to maturity thereof;
(c)Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; provided that, during the Specified Period, other than with respect to Cash Pooling Arrangements, the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties pursuant to this clause (c) shall not exceed at any one time outstanding $125,000,000;
(d)Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary;
(e)Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any real property, fixed or capital assets, including Finance Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred no more than 90 days prior to or within 90 days after such acquisition or the completion of such construction or improvement;
(f)Indebtedness acquired or assumed in Permitted Acquisitions and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof or shorten the final maturity or weighted average life to maturity thereof or have different obligors;
(g)Priority Indebtedness (excluding any Indebtedness permitted by Sections 6.01(e) and (f)) in an aggregate principal amount at any one time outstanding not to exceed (i) during the Specified Period, $15,000,000 and (ii) on and after the Specified Period Termination Date, 10% of the Parent Borrower’s then Consolidated Net Worth;
(h)Unsecured Indebtedness (excluding any Indebtedness permitted by Section 6.01(f)), not otherwise permitted by this Section, of any Borrower or any Subsidiary which is a Guarantor so long as (i) on a pro forma basis after giving effect to the incurrence of such Indebtedness, the ratio of (x) Adjusted Debt then outstanding to (y) Consolidated EBITDAR for the then most recently ended period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to the Lenders pursuant to Section 5.01 is not greater than 3.75 to 1.00;
(i) Indebtedness under Swap Agreements not entered into for speculative purposes;
(j)Any joint and several liability as a result of a fiscal unity (fiscal eenheid) for Dutch tax purposes;
(k)Additional Specified Notes Indebtedness; and

(l)Additional Specified Stimulus Indebtedness.
For purposes of this subsection 6.01, any Person becoming a Subsidiary of the Parent Borrower after the date of this Agreement shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Subsidiary, and any Indebtedness assumed by the Parent Borrower or any of its Subsidiaries shall be deemed to have been incurred on the date of assumption.
SECTION 6.02. Liens. The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)Liens existing on the Effective Date and set forth on Schedule 6.02;
(c)any Lien on any property or asset of the Parent Borrower or any Subsidiary securing Indebtedness permitted by Section 6.01(e) incurred to acquire, construct or improve such property or asset;
(d)Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by the Parent Borrower or any of its Subsidiaries with such Person in the ordinary course of the Parent Borrower’s or such Subsidiary’s business) otherwise payable to the Parent Borrower or any of its Subsidiaries, provided that such right shall have been conveyed to such Person for consideration received by the Parent Borrower or such Subsidiary on an arm’s-length basis;
(e)Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to Operating Leases entered into by the Parent Borrower or any of its Subsidiaries in the ordinary course of business;
(f)Liens securing Indebtedness described in clause (a) of the definition of Priority Indebtedness;
(g)Liens securing Indebtedness permitted under Section 6.01(c);
(h)Bankers’ liens and rights of setoff with respect to customary depository or other banking arrangements entered into in the ordinary course of business;
(i)Liens attaching solely to cash earnest money or similar deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(j)Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to consignments, provided that such Liens extend solely to the assets subject to such consignments; and
(k)Liens, including any netting or set-off, as a result of a fiscal unity (fiscal eenheid) for Dutch tax purposes.

SECTION 6.03. Sale of Assets. The Parent Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the assets of the Parent Borrower and its Subsidiaries taken as a whole.
SECTION 6.04. Fundamental Changes. (a) The Parent Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation, (ii) any Subsidiary (including a Guarantor) may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that, in the case of a merger of a Subsidiary that is not a Subsidiary Borrower into a Subsidiary Borrower in which the surviving Subsidiary is not the Subsidiary Borrower, the surviving Subsidiary shall execute and deliver to the Administrative Agent an assumption agreement expressly assuming the Subsidiary Obligations of such Subsidiary Borrower under this Agreement), and (iii) any Subsidiary may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and except that the Parent Borrower or any Subsidiary may effect any acquisition permitted by Section 6.05 by means of a merger of the Person that is the subject of such acquisition with the Parent Borrower or any of its Subsidiaries (provided that, in the case of a merger with the Parent Borrower, the Parent Borrower is the survivor); and
(b)The Parent Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than a Related Line of Business; provided, that the Parent Borrower and any Subsidiary may engage in any business or businesses which are not Related Lines of Business, so long as the Investments made by the Parent Borrower and/or the Subsidiaries in such businesses do not exceed $750,000,000 in the aggregate, which amount shall be included in the aggregate amount for Investments permitted under Section 6.05(j).
SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or the rights of any licensee under a trademark license to such licensee from the Parent Borrower or any of its Affiliates, except:
(a)Permitted Investments;
(b)investments by the Parent Borrower or a Subsidiary in the capital stock of its Subsidiaries;
(c)loans or advances made by the Parent Borrower to, and Guarantees by the Parent Borrower of obligations of, any Subsidiary, and loans or advances made by any

Subsidiary to, and Guarantees by any Subsidiary of obligations of, the Parent Borrower or any other Subsidiary;
(d)Guarantees constituting Indebtedness permitted by Section 6.01;
(e)advances or loans made in the ordinary course of business to employees of the Parent Borrower and its Subsidiaries;
(f)existing Investments not otherwise permitted under this Agreement and described in Schedule 6.05 hereto;
(g)Investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Parent Borrower or any Subsidiary;
(h)Permitted Acquisitions; provided that if, as a result of a Permitted Acquisition, (i) a new Domestic Subsidiary shall be created and such Domestic Subsidiary is a “Significant Subsidiary” (as defined in Regulation S-X, part 210.1-02 of Title 17 of the Code of Federal Regulations) or (ii) any then existing Domestic Subsidiary shall become such a Significant Subsidiary, such Domestic Subsidiary shall thereafter become party to the Guarantee Agreement as a Guarantor in accordance with Section 5.10; provided further, that during the Specified Period, the aggregate amount of Permitted Acquisitions made pursuant to this clause (h), when taken together with all Investments made during such period pursuant to clause (j), shall not exceed $100,000,000
(i)Swap Agreements not entered into for speculative purposes; and
(j)Investments, in addition to Investments permitted under clauses (a) through (h) of this Section 6.05, but including Investments permitted under Section 6.04(b) made after the date hereof in an aggregate amount not to exceed $750,000,000 in any Person or Persons; provided that, during the Specified Period, the aggregate amount of Investments made pursuant to this clause (j), when taken together with all Permitted Acquisitions made during such period pursuant to clause (h), shall not exceed $100,000,000.
SECTION 6.06. Transactions with Affiliates. The Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, (a) any of its Affiliates, (b) a spouse or any relative (by blood, adoption or marriage) within the third degree of any such Affiliate or (c) any other Person which is an Affiliate of any such spouse or relative, except (x) in the ordinary course of business at prices and on terms and conditions, in the aggregate (taking into account all of the Parent Borrower’s or such Subsidiary’s transactions with, and the benefits to the Parent Borrower and its Subsidiaries derived from the Parent Borrower’s or such Subsidiary’s Investment in, such Affiliate), not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, excluding customary compensation paid to, and indemnity provided on behalf of, directors, officers and employees of the Parent Borrower and any Subsidiary and (y) transactions between or among the Parent Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.07. Financial Covenants.
(a)Minimum Liquidity. At all times from the First Amendment Effective Date until the Ratings-Based Pricing Toggle Date, the Parent Borrower will not permit the aggregate Liquidity of the Parent Borrower and its Subsidiaries to be less than $750,000,000 at any time (it being understood and agreed that, except as required pursuant to Section 6.01(c), compliance with this Section 6.07(a) may be certified by a Financial Officer of the Parent Borrower by e-mail to the Administrative Agent).
(b)Consolidated Leverage Ratio. The Parent Borrower will not permit the Consolidated Leverage Ratio (x) during the Specified Period, to be greater than (i) 5.25 to 1.00 as of the last day of the period of four consecutive Fiscal Quarters ending on September 30, 2021, (ii) 4.75 to 1.00 as of the last day of the period of four consecutive Fiscal Quarters ending on December 31, 2021 and the period of four consecutive Fiscal Quarters ending on March 31, 2022 and (iii) 4.25 to 1.00 as of the last day of any four consecutive Fiscal Quarters ending on or after June 30, 2022, and (y) after the Specified Period Termination Date, to be greater than 4.25 to 1.00 as of the last day of any four consecutive Fiscal Quarters.
SECTION 6.08. Anti-Corruption Laws and Sanctions. The Parent Borrower will not request any Borrowing or Letter of Credit, and the Parent Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) for the purpose of funding payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.09. Restricted Payments. At any time prior to the Specified Period Termination Date, the Parent Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Parent Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Parent Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (d) the Parent Borrower and its Subsidiaries may make any other Restricted Payment in the form of a dividend so long as (i) no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto and (ii) the aggregate amount of Restricted Payments made pursuant to this Section 6.09(d) do not exceed (x) $60,000,000 in the aggregate in any Fiscal Quarter and (y) $200,000,000 in the aggregate in any Fiscal Year.

ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(a)any Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and such failure to pay such reimbursement obligation shall continue unremedied for a period of five Business Days;
(b)any Borrower shall fail to pay any interest on any Loan or unreimbursed LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(c)any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with this Agreement or the Guarantee Agreement or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or the Guarantee Agreement or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to each Borrower’s existence) or 5.09 or in Article VI;
(e)the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);
(f)the Parent Borrower or any Subsidiary shall fail to make any payment of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period (without giving effect to any extensions, waivers, amendments or other modifications of or to such period) of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created, and, prior to any termination of Commitments or the acceleration of payment of Loans pursuant to this Article VII, such failure is not waived in writing by the holders of such Material Indebtedness;
(g)any event or condition occurs (after giving effect to any applicable grace periods and after giving effect to any extensions, waivers, amendments or other modifications of any applicable provision or agreement) that results in any Material

Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of an acceleration or similar notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such Indebtedness is paid when due;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided, however, that the occurrence of any of the events specified in this paragraph (h) with respect to any Person other than the Parent Borrower shall not be deemed to be an Event of Default unless (x) the net assets of such Person, determined in accordance with GAAP, shall have exceeded $20,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event and/or (y) the aggregate net assets of all Loan Parties and other Subsidiaries in respect of which any of the events specified in this paragraph (h) and in paragraphs (i) and (j) of this Article VII shall have occurred shall have exceeded $50,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event;
(i)the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; provided, however, that the occurrence of any of the events specified in this paragraph (i) with respect to any Person other than any Borrower shall not be deemed to be an Event of Default unless (x) the net assets of such Person, determined in accordance with GAAP, shall have exceeded $20,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event and/or (y) the aggregate net assets of all Loan Parties and other Subsidiaries in respect of which any of the events specified in this paragraph (i) and in paragraphs (h) and (j) of this Article VII shall have occurred shall have exceeded $50,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event;

(j)the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; provided, however, that the occurrence of any of the events specified in this paragraph (j) with respect to any Person other than any Borrower shall not be deemed to be an Event of Default unless (x) the net assets of such Person, determined in accordance with GAAP, shall have exceeded $20,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event and/or (y) the aggregate net assets of all Loan Parties and other Subsidiaries in respect of which any of the events specified in this paragraph (j) and in paragraphs (h) and (i) of this Article VII shall have occurred shall have exceeded $50,000,000 as of the date of the most recent audited financial statements delivered to the Lenders pursuant to Section 5.01 or on the date of occurrence of any such event;
(k)one or more judgments for the payment of money in an aggregate amount (not paid or covered by insurance) in excess of $50,000,000 shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and (i) the same shall remain undischarged for a period of 60 consecutive days from the entry thereof during which execution shall not be effectively stayed or bonded, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;
(l)an ERISA Event or Foreign Plan Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)the Guarantee Agreement ceases to be in full force and effect;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably satisfactory to the Parent Borrower which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender (including each Issuing Bank) acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender (including each Issuing Bank) also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
The Syndication Agent and Co-Documentation Agents shall not have any duties or responsibilities under the Loan Documents in their capacity as such.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lenders’ entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX
GUARANTEE
SECTION 9.01. Guarantee (a) The Parent Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor). As used in this Article IX, the term “Lenders” includes affiliates of Lenders which are parties to any Specified Cash Management Agreements or Specified Swap Agreements.
(b)The Parent Borrower agrees that the Subsidiary Obligations may at any time and from time to time exceed the amount of the liability of the Parent Borrower hereunder that would exist in the absence of this Article IX without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(c)This Guarantee shall remain in full force and effect until all the Subsidiary Obligations shall have been satisfied by payment in full in immediately available funds, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Guarantee the Subsidiary Borrowers may be free from any Subsidiary Obligations.
(d)No payment made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Subsidiary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Borrower in respect of the Subsidiary Obligations or any payment received or collected from the Parent Borrower in respect of the Subsidiary Obligations), remain liable for the Subsidiary Obligations until the Subsidiary Obligations are paid in full in immediately available funds, no Letter of Credit shall be outstanding and the Commitments are terminated.
SECTION 9.02. No Subrogation. Notwithstanding any payment made by the Parent Borrower hereunder or any set-off or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Obligations nor shall the Parent Borrower seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers or any other Guarantor in respect of payments made by the Parent Borrower under this Guarantee, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Obligations are paid in full in immediately available funds, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to the Parent Borrower on account of such subrogation rights at any time when all of the Subsidiary Obligations shall not have been paid in full in immediately available funds, such amount shall be held by the Parent Borrower for the benefit of the Administrative Agent and the Lenders, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Obligations whether matured or unmatured, in such order as the Administrative Agent may determine.
SECTION 9.03. Amendments, etc. with respect to the Subsidiary Obligations. The Parent Borrower shall remain obligated under this Guarantee notwithstanding that, without any reservation of rights against the Parent Borrower and without notice to or further assent by the Parent Borrower, any demand for payment of any of the Subsidiary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Subsidiary Obligations continued, and the Subsidiary Obligations or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with Section 10.02, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Obligations may be sold, exchanged, waived, surrendered or released without affecting the Parent Borrower’s obligations under this Article IX. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Obligations or for this Guarantee.
SECTION 9.04. Guarantee Absolute and Unconditional. The Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Subsidiary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Article IX; and all dealings between the Parent Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article IX. The Parent Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers or any of the Guarantors with respect to the Subsidiary Obligations. The Parent Borrower understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Obligations, or of the Parent Borrower under this Article IX, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Subsidiary Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Subsidiary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Parent Borrower of any obligation or liability under this Article IX, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Parent Borrower under this Article IX. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
SECTION 9.05. Reinstatement. This Article IX shall continue to be effective, or shall be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
SECTION 9.06. Payments. The Parent Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in dollars or the applicable Alternative Currency at the office of the Administrative Agent located at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603-2300 and to the following wire instructions of the Administrative Agent (or such other address or wire instructions of the Administrative Agent that may be provided from time to time by the Administrative Agent):
Bank: JPMorgan Chase Bank, N.A.
Location: Chicago, Illinois
Account No.: 9008113381C3176
ABA No.: 021000021
Beneficiary: Loan Processing D.P.
Reference: Ralph Lauren Corporation
SECTION 9.07. Keepwell. Each Borrower Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time for the Parent Borrower to qualify as an Eligible Contract Participant during the Swap Guarantee Eligibility Period in respect of any Swap Obligation (provided, however, that each Borrower Qualified Keepwell Provider shall only be liable under this Section 9.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.07, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Borrower Qualified Keepwell Provider under this Section 9.07 shall remain in full force and effect until the obligations of the

Borrowers under this Agreement have expired, been discharged or have otherwise been terminated in accordance with the terms of this Agreement. Each Borrower Qualified Keepwell Provider intends that this Section 9.07 constitute, and this Section 9.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Parent Borrower for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE X
MISCELLANEOUS
SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein and in the Guarantee Agreement shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail, U.S. first class postage prepaid, or sent by telecopy, as follows:
(i)if to any Borrower, to Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022, Attention of Jane Hamilton Nielsen, Executive Vice President, Chief Operating Officer and Chief Financial Officer (Telecopy No. (212) 318-7232), with a copy to Ralph Lauren Corporation, 650 Madison Avenue, New York, New York 10022, Attention of Robert Alexander, Senior Vice President, Treasurer and Global Tax (Telecopy No. (201) 531-6251);
(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603-2300, Attention of Carla Evans-Ali (Telecopy No. (844) 490-5663; Emails: carla.evans-ali@chase.com and jpm.agency.servicing.1@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2300, Attention of Carla Evans-Ali (Telecopy No. (844) 490-5663; Emails: carla.evans-ali@chase.com and jpm.agency.servicing.1@jpmchase.com); and
(iii)if to any other Lender or any Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders (including any Issuing Bank) hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (i) notices and other communications to a Lender (including an Issuing Bank) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications to a Lender (including an Issuing Bank) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, by notice to the Administrative Agent and the Parent Borrower).
(d) Electronic Systems.
(iv)Each Loan Party, Issuing Bank and Lender agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(v)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System, in each case except as found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of its obligations under the Loan Documents by, such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the Guarantee Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or the Guarantee Agreement or consent to any departure by any Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor the Guarantee Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers or the Guarantors, as the case may be, and the Required Lenders or by the Borrowers or the Guarantors, as the case may be, and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, without the written consent of each Lender (except that no approval of the Lenders shall be required to release a Guarantor in connection with the disposition of all the capital stock of such Guarantor not prohibited by the Loan Documents) or (vi) change any of the provisions of this Section or the definition of “Commitment”, the definition of “Required Lenders”, the definition of “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. If the Administrative Agent and the Parent Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Parent Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Parent Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Lead Arrangers, including the reasonable fees, charges and disbursements of one domestic counsel for the Administrative Agent and the Lead Arrangers, collectively, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one domestic counsel and one foreign counsel, as necessary, in each applicable jurisdiction for the Administrative Agent, the Syndication Agent, any Issuing Bank or any Lender, in connection with the enforcement or preservation of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) The Parent Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of its obligations under the Loan Documents by, such Indemnitee or such Indemnitee’s employer or any Affiliate of either thereof or any of their respective officers, directors, employees, advisors or agents. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) To the extent that the Parent Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, but without affecting the Parent Borrower’s obligations thereunder, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrowers of any obligation they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender (including any Issuing Bank) may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (provided that such Affiliate is a Swiss Qualifying Bank or a Swiss Permitted Non-Qualifying Bank), an Approved Fund (provided that such Approved Fund is a Swiss Permitted Non-Qualifying Bank) or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;
(B)the Administrative Agent; and
(C)in the case of an assignment of a Commitment or an interest in Letters of Credit, each Issuing Bank.

(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Parent Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)no assignment (including any assignment to a Lender, an Affiliate of a Lender or an Approved Fund) shall be permitted if, immediately after giving effect thereto, amounts would become payable by any Borrower under Section 2.13 or 2.15 (including amounts payable under Section 2.15 in respect of withholding taxes) that are in excess of those that would be payable under such Section in respect of the amount assigned if such assignment were not made;
(F)no assignment shall be made to a natural person; and
(G)no assignment shall be made to any Borrower or its Affiliates.
(H)For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, in the case of any Non-U.S. Lender (including each Issuing Bank that is a Non-U.S. Lender), obligations under Section 2.15(f)), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03); provided, however, that no such assignment or transfer shall be deemed to be a waiver of any rights which any Borrower, the Administrative Agent or any other Lender shall have against such Lender. Any assignment or transfer by a Lender (including an Issuing Bank) of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the conditions set forth in, paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and (solely with respect to the Revolving Credit Exposure of such Lender) any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of the Parent Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the relevant Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by such Lender under or in relation to this Agreement, (D) the relevant Participant will under no circumstances be subrogated to, or substituted in respect of, such Lender's claims under this Agreement or have otherwise any contractual relationship with, or rights against, any Borrower under, or in relation to, this Agreement (except as set forth in the following sentence with regards to benefits that each Participant is entitled to under Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired an interest by assignment pursuant to paragraph (b) of this Section) and (E) the Borrowers, the Administrative Agent, the applicable Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (v) and (vi) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender; provided that, the foregoing sentence shall not apply to Ralph Lauren Europe Sàrl. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii) A Participant shall not be entitled to the benefits of Section 2.13, 2.14 or 2.15 unless such Participant shall have complied with the requirements of such Section; provided, that in any case in which a Participant is so entitled, any such Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower's prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.15(e) as though it were a Lender.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto (ii) require any payments to be made by any Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Loan Documents, or (iii) upon any enforcement of such pledge or assignment of a security interest, result in any assignment, transfer or sub-participation of any such rights under the Loan Documents which is in breach of this Clauses (a), (b) or (c) of this Section 10.04.
SECTION 10.05. Survival. All representations and warranties made by the Borrowers herein and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, and shall terminate at such time as no principal of or accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than contingent indemnification obligations that are not due and payable) is outstanding and unpaid, no Letter of Credit is outstanding and the Commitments have expired or been terminated. The provisions of Sections 2.13, 2.14, 2.15, 10.03, 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 10.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Guarantee Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) (which, as applicable, shall be delivered as set forth in Section 10.01) that is an Electronic Signature transmitted, to the extent permitted by Section 10.01 and this sentence, by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent, any Borrower, any other Loan Party or any Lender, any such Electronic Signature shall be promptly followed by a manually executed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby, subject to the provisos in the first sentence of this Section 10.06(b), (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted (to the extent permitted by Section 10.01 and the first sentence of this Section 10.06(b)) by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent, each of the Lenders, each Borrower and each other Loan Party may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender and its related parties for any losses, claims, damages, liabilities and related expenses arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions (to the extent permitted by Section 10.01 and the first sentence of this Section 10.06(b)) by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages, liabilities and related expenses arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York without reference to rules or principles that would require the application of the laws of any other jurisdiction.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers, any Loan Party or its properties in the courts of any jurisdiction.
(d) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case who have a need to know such Information in accordance with customary banking practices (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower which is not subject to a confidentiality obligation known to the Administrative Agent and the Lenders with respect to such information. For the purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to such Borrower, any Subsidiary or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 10.13. Satisfaction in Applicable Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligation of each Borrower hereunder or in respect of the Letters of Credit to make payments in a currency (the “Agreement Currency”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent and the Lenders of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent and the Lenders may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the

Administrative Agent and the Lenders in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Banks and each Lender (as an alternative or additional cause of action) against such loss (if any) and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the Administrative Agent and the Lenders agree to remit such excess to the applicable Borrower. The obligations of each Borrower contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 10.14. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.15. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each of the Borrowers, its stockholders and/or its affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.
SECTION 10.16. USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender and Agent is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrowers shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 10.17. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 10.18. Existing Credit Agreement. (a) The Lenders which are parties to the Existing Credit Agreement (which Lenders constitute the “Required Lenders” as defined in the Existing Credit Agreement) hereby (i) waive the requirement, set forth in Section 2.07(c) of the Existing Credit Agreement, that the Parent Borrower give not less than two Business Days’ notice of any termination of the Commitments (as defined therein), (ii) acknowledge and agree that, for purposes of determining the total “Revolving Credit Exposures” (as defined therein) that would be outstanding thereunder on the date of such termination, the letters of credit issued thereunder that are listed on Schedule 2.04 hereof shall (as a result of the operation of the antepenultimate sentence of Section 2.04(a) of this Agreement, which provides that on the Effective Date such letters of credit shall be deemed to be “Letters of Credit” issued hereunder) on the Effective Date be deemed no longer outstanding under the Existing Credit Agreement and (iii) pursuant to Section 9.02 of the Existing Credit Agreement, consent to the execution and delivery by JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (under and as defined in the Existing Credit Agreement) for and on behalf of the Lenders (under and as defined in the Existing Credit Agreement), of this Agreement to evidence or effectuate (as set forth in Section 10.02(b)) the waivers and agreements set forth in clauses (i) and (ii) above.
(b) JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent as defined in the Existing Credit Agreement hereby (i) waives, for and on behalf of the Lenders (as defined therein), the requirement, set forth in Section 2.07(c) of the Existing Credit Agreement, that the Parent Borrower give not less than two Business Days’ notice of any termination of the Commitments (as defined therein) and (ii) acknowledges and agrees, for and on behalf of the Lenders (as defined therein), that for purposes of determining the total “Revolving Credit Exposures” (as defined therein) that would be outstanding thereunder on the date of such termination, the letters of credit issued thereunder that are listed on Schedule 2.04 hereof shall on the Effective Date be deemed no longer outstanding under the Existing Credit Agreement.
(c) Upon the Effective Date, the Existing Credit Agreement shall deemed to be terminated.
[Remainder of Page Intentionally Left Blank;
Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RALPH LAUREN CORPORATION

By:	/s/ Jane Hamilton Nielsen
Name: Jane Hamilton Nielsen
Title: Chief Financial Officer and Chief Operating Officer

RL FINANCE B.V.

By:	/s/ Agnieszka Gradek
Name: Agnieszka Gradek
Title: Managing Director

RALPH LAUREN EUROPE SÀRL

By:	/s/ Robert Alexander
Name: Robert Alexander
Title: Managing Officer (Gérant)

RALPH LAUREN ASIA PACIFIC LIMITED

By:	/s/ Shih Jern Liang
Name: Shih Jern Liang
Title: Director

[Signature Page to Second Amendment]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Heather Hoopingarner
Name: Heather Hoopingarner
Title: Vice President

[Signature Page to Second Amendment]